Exhibit 10.3

AGREEMENT OF PURCHASE AND SALE

by and between

NEW RANCHO, L.L.C.

a Delaware limited liability company

“Seller”

and

KSL RLP HOLDINGS, LLC

a Delaware limited liability company

“Purchaser”

for

MARRIOTT RANCHO LAS PALMAS RESORT & SPA

“Resort”

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EXHIBIT & SCHEDULE LIST

Exhibit A	Legal Description
Exhibit B	Assignment and Assumption of Contracts
Exhibit C	Title Commitment
Exhibit D	Deed
Exhibit E	Bill of Sale
Exhibit F	Assignment of Intangible Property
Exhibit G	Non-Foreign Affidavit
Exhibit H	Scope of Work
Exhibit I	Owner’s Declaration
Exhibit J	HOA Estoppel

Schedule 1(a)(vi)	Contracts
Schedule 1(b)	Excluded Assets
Schedule 11(a)(viii)	Pending Property Tax Appeals
Schedule 11(a)(ix)	Insurance
Schedule 11(a)(x)	Condemnation Proceedings
Schedule 11(a)(xi)	Actions or Proceedings

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SUMMARY OF BASIC PURCHASE AND SALE TERMS

This Summary is hereby incorporated into and made a part of the attached Agreement of Purchase and Sale (this Summary and the Agreement of Purchase and Sale to be known collectively as this “Agreement”). Each reference in the Agreement of Purchase and Sale to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Agreement of Purchase and Sale, the terms of this Summary shall prevail.

Effective Date	May 7, 2006

Seller	New Rancho, L.L.C., a Delaware limited liability company

Purchaser	KSL RLP Holdings, LLC, a Delaware limited liability company

Resort	Marriott’s Rancho Las Palmas Resort & Spa, as more particularly described on Exhibit A, attached hereto

Purchase Price	Fifty Six Million Dollars ($56,000,000)

Deposit	Three Million Five Hundred Thousand Dollars ($3,500,000)

Due Diligence Date	N/A

Closing Date	July 14, 2006

Existing Management Agreement	The Management Agreement between SHC Rancho, L.L.C., and Marriott Hotel Services, Inc., dated January 22, 1998, as amended

Title Company	Fidelity National Title Company of California

Escrow Holder	Fidelity National Title Escrow

Cut-Off Time	12:01 a.m. Central Daylight Time on the Closing Date

Seller’s Address	Strategic Hotels & Resorts, Inc. 77 West Wacker Drive Suite 4600 Chicago, Il 60606 Telephone No.: 312.658.5000 Facsimile No.: 312.658.5797 Attention: Laurence S. Geller, Chief Executive Officer	With copies to: Paul Hastings, Janofsky & Walker, LLP 515 South Flower Street, 26th Floor Los Angeles, CA 90017 Telephone No.: 213.683.6261 Facsimile No.: 213.996.3261 Attention: Rick S. Kirkbride

Initial Here:

	Seller	Purchaser

Purchaser’s Address	KSL Capital Partners, LLC 50-905 Avenido Bermudas La Quinta, CA 92253 Telephone No.: 760-564-8039 Facsimile No.: 760-564-8005 Attention: Steven S. Siegel, Chief Operating Officer	With copies to: Brownstein Hyatt & Farber, P.C. 410 17th Street Denver, CO 80202 Telephone No.: 303-223-1167 Facsimile: No. 303-223-1111 Attention: Bruce James

Initial Here:

	Seller	Purchaser

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (this “Agreement”) is entered into as of the Effective Date, by and between Seller and Purchaser.

RECITALS:

A. Seller is the current owner of the hotel and resort currently known as “Marriott’s Rancho Las Palmas Resort and Spa,” consisting of guest rooms, a ballroom and restaurant facilities (collectively, the “Hotel”), golf courses, pools, country club facilities, tennis courts, and other facilities and amenities associated therewith (collectively, together with the Hotel, the “Resort”); and

B. Purchaser desires to purchase, and Seller desires to sell, convey, assign and transfer to Purchaser, all of Seller’s rights, title and interests in and to the assets, tangible and intangible, real and personal, constituting the Resort excluding the Excluded Assets (defined below).

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, Seller and Purchaser hereby agree as follows:

1. Agreement of Purchase and Sale. At the Closing, Seller and Purchaser agree to simultaneously effect and consummate all of the following interdependent transactions:

(a) Purchase and Sale of the Property. Subject to and upon the terms and conditions herein, Seller hereby agrees to sell, convey, assign and transfer to Purchaser, without representation or warranty of any kind, and without recourse, except as otherwise expressly set forth in this Agreement, and Purchaser hereby agrees to purchase from Seller, all of Seller’s and, if applicable, any of its affiliate’s, if any, right, title and interest, if any, in the Resort, including without limitation:

(i) All of Seller’s and, if applicable, any of its affiliate’s, if any, right, title and interest, if any, in that certain real property, more particularly described in Exhibit A attached hereto (the “Land”);

(ii) All of Seller’s and, if applicable, any of its affiliate’s, if any, right, title and interest, if any, in all buildings, structures, walls, fences, landscaping, improvements and fixtures situated on the Land (the “Improvements”), including the Hotel, the golf course, tennis courts and country club clubhouse;

(iii) All of Seller’s and, if applicable, any of its affiliate’s, if any, right, title and interest, if any, right, privileges, title and interest in and to the land lying in the bed of any street or highway adjoining the Land and all other appurtenances to the Land and Improvements, and all right, title and interest of Seller or its affiliate in and to any award made or to be made in lieu thereof and in and to any unpaid award for damages to the Land and Improvements by reason of change of grade of any street (the “Appurtenances”);

(iv) All of Seller’s and, if applicable, any of its affiliate’s, if any, right, title and interest, if any, in all tangible personal property, (the “Personal Property”) owned or leased by Seller or its affiliate and located on or used in connection with the ownership, operation and management of the Resort, including, but not limited to the following: all fixtures, attachments, computers and computer equipment, computer software, furnishings, art work, machinery, laundry facilities, and other articles attached to or located upon the Real Property (as defined herein), all goods, machinery, tools, equipment (including fire sprinklers and alarm systems, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, lighting, power, sanitation, waste removal, entertainment, recreational, fitness and maintenance equipment, window or structural cleaning rigs and all other equipment of every kind), motor vehicles, machinery, lawn mowers, swimming pool equipment, all indoor or outdoor furniture (including tables, chairs, beds, planters, desks, sofas, shelves, lockers and cabinets), furnishings, appliances, televisions, radios, refrigerators, mini-bars, rugs, carpets and other floor coverings, china, glassware, bar equipment and furnishings, linens, silverware, uniforms, paintings, pictures, decorations, sculptures, draperies, drapery rods and brackets, awnings, blinds, partitions, chandeliers and all other indoor and outdoor lighting fixtures;

(v) All of Seller’s and, if applicable, any of its affiliate’s, if any, right, title and interest, if any, in all engineering, maintenance, housekeeping, food and beverage and spa department supplies, inventory, merchandise and goods available for sale or for consumption in the ordinary course, including soap, cleaning materials, beverage items (alcoholic and non-alcoholic) that is held for sale in the mini-bars in the guest rooms and other supplies, inventory, merchandise or goods of all kinds, used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Resort that are on hand as of the Closing Date (“Inventories”);

(vi) All of Seller’s and, if applicable, any of its affiliate’s, if any, right, title and interest, if any, in (a) all contracts, agreements, and leases that are described on Schedule 1(a)(vi) which do not have the designations described in clauses (b) and (c) below; (b) all contracts, agreements and leases that are described on Schedule 1(a)(vi) which have designations indicating that they have not been provided to Purchaser prior to the Effective Date but are (1) provided to Purchaser prior to Closing and (2) entered into in the ordinary course of business of the Resort; (c) all contracts, agreements and leases that are described on Schedule 1(a)(vi), which have designations indicating that they are to be terminated by Seller, to the extent that such contracts, agreements or leases cannot be terminated without payment of a termination fee, penalty, cost or other charge; (d) all contracts and agreements not listed on Schedule 1(a)(vi) in effect with respect to the Resort as of the Closing that were entered into in the ordinary course of business and are terminable upon ninety (90) day’s or less prior notice; (e) any Capital Improvements Contracts (as defined in Section 14(k)) to be assigned to Purchaser pursuant to Section 14(k); and (f) to the extent assignable without the consent of Manager or any third party, the rights of Seller, if any, under agreements, at law or in equity, which survive the termination of the Management Agreement, including, without limitation, any rights under the Termination Agreement, dated March 12, 2006, between Seller or its affiliates and Manager or Manager’s affiliates (in no event shall Seller or its affiliates be obligated to release a copy of the Termination Agreement to Purchaser to the extent that such release violates such agreement or any other agreements), to require Manager to (1) transfer or assign its liquor license to, or allow Purchaser to use, the liquor license of Manager currently in place for the Resort, and (2) transfer to Purchaser all customer data for future reservations at the Resort, including tentative reservations (all such leases, contracts, agreements and rights are, collectively, the “Contracts”), all of which have been provided to Purchaser as part of the Property Information (defined below)) (With respect to any Contracts which cannot be assigned by Seller without the consent of the other party thereunder and such consent is not obtained by the Closing, Seller and Purchaser shall cooperate with each other to nevertheless assign to Purchaser the benefits, and Purchaser will assume the obligations, and, in the event that any such fee, penalty or similar cost is due to obtain the benefits of such contracts or to obtain the assignment of such contracts, Purchaser will pay all such termination fees, costs and similar charges associated with the assignment of such Contracts);

(vii) To the extent assignable, all of Seller’s and, if applicable, any of its affiliate’s, if any, right, title and interest, if any, in all rights, warranties, guaranties, approvals (governmental or otherwise), licenses, permits, authorizations, entitlements, surveys, plans, drawings and specifications, Property Marks (as defined herein), registered copyrights, patents and other intellectual property owned by Seller, and other intangible rights relating to the construction, ownership, operation, use and management of the Property (as defined herein), including without limitation all operations and businesses conducted on or from the Real Property (the “Intangible Property”); and

(viii) All of Seller’s and, if applicable, any of its affiliate’s, if any, right, title and interest, if any, right, title and interest, if any, in and to all books, records, ledgers, files, information, work-product and data that are transferable and are in the possession of Seller or its affiliate relating to the ownership and operation of the Property, excluding, however, (i) information that is subject to the attorney-client privilege, (ii) attorney work-product, (iii) any information that is proprietary to Manager (defined in Section 1(b) below), (iv) any information that Seller required to keep confidential under existing agreements, other arrangements or applicable law, (v) all litigation files and documents for matters that will not materially affect the Resort after Closing, (vi) any and all other files that contain information or trade secrets that are related to the proprietary and/or confidential manner in which Seller or its affiliates make their investment decisions and/or conduct their operations, and (vii) such items that are Excluded Assets (as defined in Section 1(b) below) (“Hotel Books and Records”).

The Land, the Appurtenances and the Improvements are referred to collectively herein as the “Real Property.” The Real Property, the Personal Property, the Inventories, the Contracts, the Intangible Property, and the Hotels Books and Records are referred to collectively herein as the “Property.” “Property Marks” shall mean the trade names, trademarks, service marks, logos, copyrighted identifying materials, domain names and other forms of identification used to identify the Resort, Hotel or any of its facilities or operations, including the names “Rancho Las Palmas,” “Rancho Las Palmas Resort & Spa,” “Rancho Las Palmas County Club” and all

variations thereof, and the names used to designate the restaurant and bar facilities within the Resort, but shall exclude the Marriott Trademarks (as defined in Section 1(b)). Seller makes no representation or warranty of any kind related to the Property Marks, including, without limitation, whether or not Purchaser will have the right to use any Property Mark after Closing. In no event shall Seller assign to Purchaser any Contracts that Manager or its affiliates have entered into under its own name and/or with respect to all its hotels or a particular flag or segment of hotels (“Unassignable Contracts”). In addition, Seller makes no representation or warranty regarding any of the rights described in clause Section 1(a)(vi)(e), including, without limitation, whether such rights exist.

(b) Excluded Property. The following assets and systems are not included in the Property and shall be retained by Seller (the “Excluded Assets”): (i) any computer system and software which is proprietary to Manager or its affiliates under the terms of the Existing Management Agreement, other legally enforceable documents, or applicable laws, (ii) all proprietary customer lists and customer information related to Marriott and Marriott branded properties other than customer lists, contact information and booking information specifically related to the Resort, including, without limitation, lists and information related to future and past bookings, prospects, sales contacts and other solicitations, (iii) any item in use at the Hotel that is the personal property or intangible property of Marriott Hotel Services, Inc., the manager of the Hotel or its affiliates (the “Manager”), (iv) any system or other item primarily related to any trade secret or proprietary business method of Manager or Seller or their respective affiliates, (v) the tax appeals described on Schedule 11(a)(viii) and all rights, benefits and proceeds associated therewith; (vi) all of Manager’s and, if applicable, its affiliates’ right, title and interest, if any, in and to any Property Marks, and (vii) all of Manager’s right, title and interest in the trade names, copyrights, trademarks, logos, insignia, emblems, symbols, designs, slogans, distinguishing characteristics, trade names, domain names, and all other marks or characteristics associated or used with or in connection with “Marriott” or other brand name owned by Marriott Hotel Services, Inc., or any affiliate of Marriott Hotel Services, Inc., other than the Property Marks (“Marriott Trademarks”). The Excluded Assets include, without limitation, those items listed on Schedule 1(b) attached to this Agreement.

2. Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:

(a) Deposit. On May 8, 2006, Purchaser shall deliver to the Escrow Holder a deposit in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000) (such deposit, together with all interest accrued thereon, is the “Deposit”) either by wire-transfer or cashier’s check drawn on a financial institution located in the United States. Should Purchaser fail to deliver the Deposit by such date, Seller shall have the right to immediately terminate this Agreement upon delivery of written notice to Purchaser. The Deposit shall be held by Escrow Holder and, if applicable, invested in an interest bearing bank account at money market rates in a commercial bank or banks acceptable to Seller and Purchaser, or in such other investments as shall be approved in writing by Seller and Purchaser. The Deposit shall be held, and disbursed by Escrow Holder in strict accordance with the terms and provisions of this Agreement. Except as otherwise expressly provided herein the Deposit is non-refundable to Purchaser. Except as otherwise expressly provided in this Agreement, in the event the purchase of the Property is not consummated for any reason other than (i) a default under this Agreement by Seller, or

(ii) failure of a condition set forth in Section 9(b) to be satisfied, then pursuant to Section 16(c), the Deposit shall be disbursed by Escrow Holder to Seller and shall constitute liquidated damages of Seller as its sole and exclusive remedy hereunder.

(b) Allocation. Prior to Closing, Seller and Purchaser shall negotiate in good faith the allocation of the Purchase Price for title insurance, tax and other reporting purposes. Such agreed allocation shall be used by the parties for all purposes, including Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. Although the parties are committed to negotiate such allocation of the Purchase Price in good faith, in the event that they fail to reach agreement on such allocation prior to Closing, then each of Seller and Purchaser shall apply their own allocation of the Purchase Price for the foregoing purposes in accordance with applicable laws, including, without limitation, the Code.

(c) Balance of the Purchase Price. On the Closing Date, or such earlier date as may be required to record the Deed (as defined below) and effect the Close of Escrow on the Closing Date, Purchaser shall deposit the balance of the Purchase Price, as well as all sums sufficient to pay Purchaser’s costs, expenses and pro-rations as provided in this Agreement, after crediting (i) the Deposit and (ii) any other pro-rations and other amounts to which Purchaser is entitled as a credit against the Purchase Price as expressly provided in this Agreement, into Escrow (as defined in Section 5(a)) by wire transfer or cashier’s check sufficiently early to allow Seller to receive the proceeds from the sale on the Closing Date. If Purchaser does not deliver the balance of the Purchase Price into Escrow as required under this Section by the last business day immediately preceding the Closing Date, Seller shall have the right to terminate this Agreement and retain the Deposit as liquidated damages in accordance with Section 16(c) of this Agreement.

3. Purchaser’s Inspection Rights / Contingency Period.

(a) Receipt of Contracts and Documents. Seller has delivered to the extent in its possession, and, to the extent that Seller in good faith believes that it has the right to do so under the Existing Management Agreement, Seller has used commercially reasonable efforts to cause Manager to deliver to the extent in Manager’s possession, the following to Purchaser for review at the Hotel: (i) copies of all Contracts other than the Contracts designated as not yet delivered on Schedule 1(a)(vi), (ii) hotel management documents, material third party reports and all applicable tax and legal documents related to the Property and in possession of Seller or to which Seller has reasonable access, (iii) copies of development agreements, to the extent Seller has any such agreements, and (iv) other documents reasonably requested by Purchaser, to the extent that such documents pertain to the Property and the business conducted thereon or relating thereto, to the extent that such materials are (1) in Seller’s or Manager’s possession, and (2) do not constitute (aa) information that is subject to the attorney-client privilege, (bb) attorney work-product, (cc) information that is proprietary to Manager, (dd) information that Seller is required to keep confidential under existing agreements, other arrangements or applicable law, (ee) litigation files and/or documents for matters that will not materially affect the Resort after Closing, (ff) any and all other files that contain information or trade secrets that are related to the proprietary and/or confidential manner in which Seller or its affiliates make their investment decisions and/or conduct their operations, and (gg) are not otherwise Excluded Assets.

(b) Review Completed. Purchaser has completed its review of the materials provided by Seller, and conducted such other due diligence, studies, tests, inspections and investigations of the Property, interviews of employees and other persons as Purchaser deems appropriate under the circumstances (collectively, “Due Diligence Matters”). Purchaser’s investigations have included examination of each of the items delivered to Purchaser by Seller and one or more on-site physical inspections of the Real Property.

(c) Rights of Entry/Diligence Insurance. Purchaser acknowledges that during its investigations, Purchaser and its agents and contractors, at Purchaser’s sole cost and expense, entered onto the Resort for the purpose of making such tests, inspections, surveys or other inquiries as Purchaser deemed necessary or desirable in connection with this Agreement. Purchaser hereby represents and warrants the following: (i) that it did not conduct any invasive testing or inspections, including, but not limited to, drilling or boring, without the express written consent of Seller; and (ii) that it did not represent to any governmental authority that Purchaser had the authority to bind Seller in any manner nor did Purchaser represent to any governmental agency that it is an agent or affiliate of Seller. At all times during its entry upon the Property, and for a period of one (1) year following the date of this Agreement, Purchaser maintained and shall continue maintaining liability insurance coverage applicable to such tests and inspections with coverage in an amount equal to Three Million Dollars ($3,000,000) (“Purchasers Liability Insurance”) per occurrence and has provided Seller with certificates of such insurance naming Seller as an additional insured prior to any entry, test or inspection. So long as Purchaser maintains the Purchaser’s Liability Insurance, Purchaser shall continue to have the right to enter the Resort from time to time following the Effective Date upon reasonable prior notice that explains the parameters of each such inspection for the purpose of performing inspections of the Real Property. During any such inspection, Purchaser shall not unreasonably disturb the Manager, the tenants, occupants, guests, licensees, permittees, patrons or other visitors of the Resort or, to the extent that Seller provides Purchaser with written notice that any aspect of such inspection violates the Existing Management Agreement, or Purchaser otherwise has actual knowledge that any aspect of such inspection violates the Existing Management Agreement, then Seller shall not perform the inspection in a manner that causes Seller to violate the Existing Management Agreement as specified in such written notice or as part of Purchaser’s actual knowledge, as applicable. After making any such tests and inspections described in this Section 3(c), whether occurring prior to, on or after the Effective Date, Purchaser shall be obligated to restore the Real Property to its condition prior to such tests and inspections. Purchaser hereby agrees to indemnify, defend and hold Seller, Manager and their respective principals, officers, directors, employees, agents, contractors and other representatives (collectively, the “Seller Parties”) harmless from any loss, damage, cost (including without limitation attorneys fees) or liability incurred by Seller or caused by Purchaser or its agents or contractors for a breach of the representations and warranties, and/or in exercising its rights, under this Section 3(c), and/or its past due diligence, studies, tests, inspections, investigations of the Property and other Due Diligence Matters occurring prior to the Effective Date. This Indemnity shall survive the Close of Escrow or the termination of this Agreement. Notwithstanding anything to the contrary set forth herein, in no event shall Seller have any right to terminate this Agreement based upon the investigations which Purchaser has conducted at the Property prior to the execution of this Agreement.

(d) Confidentiality. Purchaser agrees to protect and safeguard, and to instruct all other Qualified Persons (as defined below) to protect and safeguard, all Property Information (as defined in Section 11) and other information delivered to Purchaser in connection with its inspection and review of the Property (“Confidential Information”) against unauthorized use, publication or disclosure. Confidential Information that is provided to Purchaser in written form will, at Seller’s election, be destroyed or returned to Seller immediately upon Seller’s request. Purchaser acknowledges that Seller shall be entitled to exercise any and all remedies, in law or in equity, which Seller may have against Purchaser for a breach of Purchaser’s obligations in this paragraph. Seller shall be entitled to recover its attorneys fees reasonably incurred in connection with enforcement of its rights hereunder. “Qualified Persons” shall mean employees, agents, attorneys, accountants, lenders, investors or other consultants to whom it is necessary to show the Confidential Information for the purposes of completing Purchaser’s inspection and review. The provisions of this Section 3(d) shall survive the termination of this Agreement.

(e) Shadow Management. To the extent permitted pursuant to the terms and conditions of any transition agreement entered into between Manager and Purchaser prior to Closing (a copy of which is provided to Seller)(the “Transition Agreement”), Seller shall permit Purchaser or an affiliate of Purchaser to observe the management and operations of the Resort (“Shadow Management”) from and after the date authorized under the Transition Agreement through the Closing Date; provided, however, that neither refusal of Manager to permit Purchaser to institute Shadow Management, nor Seller’s refusal to permit Purchaser to institute Shadow Management in a manner that Seller believes in good faith violates the Existing Management Agreement, shall in no way relieve Purchaser of any of its obligations under this Agreement. Shadow Management shall mean the right to have an authorized individual, selected by Purchaser and approved by Seller, observe the management of the Resort by Manager in a manner that does not disrupt the management or operation of the Resort or the use of the Resort by tenants, occupants, guests, licenses, permittees, patrons and visitors, and does not otherwise materially adversely affect the Hotel or any other portion of the Property. Purchaser shall indemnify and hold harmless Seller and its principals, officers, directors, employees, agents, contractors, and other representatives from and against any loss, damage, cost (including without limitation attorneys fees) or liability incurred by any of them caused by Purchaser, such authorized individual, or their agents or contractors in exercising rights under this Section 3(e). This indemnity shall survive the Close of Escrow (as defined in Section 5 below) or the termination of this Agreement.

4. Title. Purchaser acknowledges that it has received and reviewed the Title Insurance Commitment issued by the Title Company under File No. 9870220, covering the Land, a copy of which is attached to this Agreement as Exhibit C (collectively, the “Title Commitment”), as well as copies of all documents identified in the Title Commitment as exceptions to title. Purchaser further acknowledges that Purchaser has received and reviewed a current ALTA/ACSM survey of the Real Property (the “Survey”). Seller agrees, as a condition precedent to Purchaser’s obligation to purchase the Property under this Agreement, to attempt to satisfy the “Requirements” set forth in Item Numbers (B), (C), (E), (F), (G) and (J) (a), (b), (d) and (e) of the Title Commitment by delivering the following items to Title Company by the Closing Date (collectively, the “Title Commitment Items”):

(i) for Item No. (B), the Deed (as defined below);

(ii) for Item No. (C), sufficient funds to secure payment of the title exception described in Exception No. 3 of the Title Commitment;

(iii) For Item No. (D), Seller and Purchaser have been advised that Manager will execute a termination agreement to release such item. However, if Manager does not timely execute and deliver the termination agreement, Seller shall modify the Owner’s Declaration, as defined below, to confirm to the Title Company that the lease has expired or otherwise terminated, without any knowledge qualifier; provided, however, that it shall thereafter be Purchaser’s responsibility to cause the Title Company to accept the Owner’s Declaration, as modified, to eliminated Exception 28;

(iv) for Item No. (E), sufficient funds to secure payment of and the release thereof, all documents shown as Exception Nos. 39 through 44 of the Title Commitment;

(v) for Item (F), the Owner’s Declaration (“Owner’s Declaration”) in the form of Exhibit I incorporating a current rent roll for the Resort;

(vi) for Item (G), the Owners’ Declaration;

(vii) for Item (J)(a), at Seller’s election, either the operating agreement of Seller or an authorization to sell the Property to Purchaser signed by the members of Seller;

(viii) for Item J(b), a copy of Seller’s Certificate of Formation certified by the Delaware Secretary of State;

(ix) For Item J(d), a certificate of good standing for Seller issued by the Delaware Secretary of State; and

(x) For Item J(e), certificate of good standing for Seller issued by the California Secretary of State.

The delivery of the Title Commitment Items by Seller to the Title Company by the Closing Date shall be a condition precedent to Purchaser’s obligation to purchase the Property in accordance with this Agreement. At the Closing, Purchaser may cause the Title Company to issue to Purchaser, in accordance with the Title Commitment, an owner’s title insurance policy on the most recent standard American Land Title Association form for the Property in an amount equal to the Purchase Price (the “Title Policy”) in the form provided for in the Title Commitment. The issuance of the Title Policy, however, shall not be a condition precedent to any of Purchaser’s obligations under this Agreement, including, without limitation, Purchaser’s obligation to acquire the Property.

(a) Permitted Title Exceptions. The Deed (as defined in Section 7(a)) delivered pursuant to this Agreement shall be subject to all of the title exceptions listed in the Title Commitment (the “Permitted Title Exceptions”). The Permitted Title Exceptions shall in no event include any monetary liens, including, without limitation, mechanics’ liens and taxes due and payable with respect to the period preceding Closing (“Monetary Title Encumbrances”).

(b) Monetary Title Encumbrances. If any matters described in the Title Commitment consist of Monetary Title Encumbrances, then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to either (i) pay and discharge or (ii) bond against in a manner legally sufficient to cause to be released (collectively, a “Monetary Encumbrance Release”). For such purposes, Seller may use all or a portion of the Purchase Price to effectuate a Monetary Encumbrance Release with respect to any such Monetary Title Encumbrances at Closing.

(c) Voluntary Encumbrances. From and after the Effective Date, Seller shall not voluntarily encumber the Property without the prior written consent of Purchaser (except with a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing).

5. Closing.

(a) Escrow. The parties have opened an escrow (the “Escrow”) with the Escrow Holder. This Agreement, together with such further instructions, if any, as the parties shall provide to the Escrow Holder, shall constitute the escrow instructions to the Escrow Holder. Upon Escrow Holder’s receipt of any notice from Seller or Purchaser directing the disposition of the Deposit, Escrow Holder shall only deliver the Deposit pursuant to such notice after Escrow Holder first sends written notice to Seller and Purchaser stating that Escrow Holder intends to deliver the Deposit as so directed, and neither Seller nor Purchaser provide a written notice to Escrow Holder objecting to such proposed delivery within four (4) business days thereafter. If neither Seller nor Purchaser provides such written objection to Escrow Holder within such four (4) business day period, Escrow Holder shall deliver the Deposit as so directed. If either Seller or Purchaser provide such written objection to Escrow Holder within such four (4) business day period or the parties give the Escrow Holder contradictory instructions, the Escrow Holder shall have the right at its election to file an action in interpleader requiring the parties to answer and litigate their several claims and rights among themselves, and the Escrow Holder is authorized to deposit with the clerk of court all documents and funds held in this Escrow. In the event such action is filed, each of the parties agree to pay one-half (1/2) of the Escrow Holder’s cancellation charges and costs, expenses and reasonable attorney’s fees that the Escrow Holder is required to expend or incur in the interpleader action, the amount thereof to be fixed and judgment therefor to be rendered by the court. Upon the filing of such an action, the Escrow Holder shall thereupon be fully released and discharged from all obligations to further perform any duties or obligations otherwise imposed by the terms of Escrow.

(b) Reportable Real Estate. The purchase and sale of the Property is the sale of “reportable real estate” within the meaning of U.S. Treasury Regulations Section 1.6045-4 (the “Regulations”). The Escrow Holder is the “real estate reporting person” within the meaning of the Regulations and shall make all reports to the federal government as required by the Regulations.

(c) Timing of Closing. Subject to the terms and conditions of this Agreement, the purchase and sale contemplated herein shall close (the “Closing”) on July 14, 2006, or such earlier or later date as Seller and Purchaser mutually agree upon in writing (the “Closing Date”). If the Closing does not occur by the Closing Date, this Agreement shall terminate and neither party shall have any further liability or obligation hereunder other than those obligations that expressly survive the termination of this Agreement, except that, (i) Purchaser and Seller shall each be responsible for one-half of any title or escrow cancellation fee; (ii) Purchaser shall remain obligated to observe the confidentiality provisions of Section 3(e); (iii) the Deposit shall be delivered as provided elsewhere in this Agreement; and (iv) nothing herein contained is intended to relieve either party of liability arising as a result of a breach of this Agreement by such party. As used in this Agreement, the “Closing”, “Close of Escrow” or “Closing Date” means the date and time that the deed to the Property (the “Deed”) is recorded in the official recorder’s office of the county in which the Property is located. Closing shall occur through the Escrow with Escrow Holder in accordance with the general provisions of the usual form of escrow agreement used by Escrow Holder in similar transactions to the extent not inconsistent herewith (with such special provisions inserted as may be required to conform to this Agreement). If the Closing does not occur as provided in this Section 5, the provisions Section 16 set forth the sole and exclusive remedies of the parties hereto.

(d) Closing Costs. Seller shall pay (i) the premium of a CLTA basic policy of title insurance issued in accordance with the Title Policy; (ii) 50% of all state, county and local documentary and real estate transfer taxes applicable to the Real Property, (iii) 50% of any sales and use tax payable in connection with the sale of the Personal Property, (iv) 50% of the escrow charges of Escrow Holder, and (v) any additional costs and charges customarily charged to sellers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Purchaser hereunder. Purchaser shall pay: (i) the premium for any excess premium charged for an ALTA standard coverage policy, the premium for a loan policy, the premium for extended coverage and for any other endorsements desired by Purchaser, (ii) the recording fees required in connection with the transfer of the Property to Buyer and Buyer’s financing, (iii) 50% of all state, county and local documentary and real estate transfer taxes applicable to the Real Property, (iv) 50% of any sales and use tax payable in connection with the sale of the Personal Property, (v) 50% of the escrow charges of Escrow Holder and (vi) any additional costs and charges customarily charged to buyers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Seller hereunder. The update to the Survey shall be paid for by Purchaser. Each party shall bear the expense of its own counsel and other consultants.

(e) Actions of Escrow Holder. On the Closing Date, provided that Escrow Holder has received all the items described in Sections 7 and 8 below, or Seller or Purchaser, as applicable, has otherwise waived its right to receive any such item, Escrow Holder shall take the following actions in the order indicated below:

(i) Record the Deed (as defined in Section 6(a)) in the official recorder of Riverside County, California;

(ii) Deliver to Seller, in immediately available funds, the Purchase Price as adjusted by the pro rations provided for in Section 10;

(iii) Cause the Title Company to issue to Purchaser the Title Policy within ten (10) days after Closing (this shall not be a condition precedent to any of Purchaser’s obligations under this Agreement, including, without limitation, the obligation to purchase the Property);

(iv) Consolidate the executed counterparts of all the documents executed by Purchaser and Seller in conditions with this Agreement and deliver to each party thereto one (1) fully compiled execution copy of each such document containing the original counterpart signatures of each of Seller and Purchaser; and

(v) Deliver to Purchaser the original FIRPTA Certificate executed by Seller.

6. Transition Management.

(a) Transition Management. Seller shall use good faith efforts to urge Manager to discuss and implement arrangements for a smooth transition of management services for the Resort from and after the Close of Escrow. Seller shall have no other obligation with respect to such a transition. Purchaser, at its option and to the extent that Manager willing to participate, may negotiate a management transition arrangement with Manager prior to the Close of Escrow; provided, however, that Seller will not enter into any agreements, nor have any obligations, related to any such arrangement. No meeting of any kind, nor any transition management arrangement of any kind, between Manager and Purchaser shall be a condition to any of Purchaser’s obligations under this Agreement, including, without limitation, the obligation to acquire the Property. Any documents regarding transition management arrangements between Purchaser and Manager shall be executed exclusively by and between Purchaser and Manager and shall not expose Seller to any additional costs, fees, charges or liabilities of any kind whatsoever. Purchaser shall indemnify and hold harmless Seller and its principals, directors, officers, employees, agents and other representatives from and against any losses, damages, liabilities and costs (including, without limitation, reasonable attorneys fees and costs) incurred by Seller and such other parties arising out of any transition management arrangements with Manager. The foregoing indemnity shall survive the Close of Escrow.

(b) Termination Agreement; Payment of Termination Fees. Under no circumstances shall Seller be obligated to pay Manager any amounts due in connection with any transition management arrangements that Purchaser agrees to with Manager.

7. Seller’s Closing Documents. On or before Closing, Seller shall deliver or cause to be delivered to Purchaser or Escrow Holder, as appropriate, the following (“Seller’s Closing Documents”), in form and substance reasonably acceptable to Purchaser:

(a) Deed. A Deed in the form and content of Exhibit D attached hereto (the “Deed”) duly executed, with acknowledgment, by Seller;

(b) Bill of Sale. A Bill of Sale (the “Bill of Sale”) to the Personal Property, in the form and content of Exhibit E attached hereto duly executed by Seller, conveying the Personal Property to Purchaser;

(c) Intangible Property Assignment. An assignment of the Intangible Property (the “Intangible Property Assignment”), in the form and content of Exhibit F attached hereto duly executed by executed by Seller or Manager, conveying the Intangible Property to Purchaser;

(d) Contract Assignment. An Assignment and Assumption of Contracts (the “Contract Assignment”) in the form attached hereto as Exhibit B, and duly executed by Seller or Manager, as the case may be;

(e) Non-Foreign Affidavit. A Non-Foreign Affidavit in the form attached hereto as Exhibit G, duly executed by Seller;

(f) Marriott. Reasonable evidence that Seller has (i) given notice to Marriott terminating the Existing Management Agreement as of the Closing Date (which may be in the form of a copy of the written notice from Seller to Manager terminating the Existing Management Agreement), and (ii) paid Manager any portion of any termination fees due and payable at or before the Close of Escrow under the Existing Management Agreement;

(g) Certificate. A certificate from Seller that the representations and warranties of Seller set forth in Section 12(a) are true and correct in all material respects as of the Closing Date as if then made, subject to matters disclosed in such certificate;

(h) Title Commitment Items. The Title Commitment Items; and

(i) Other Items. Any other document or instrument specifically required by this Agreement and such other and further documents, papers and instruments as are required from Seller by the Title Company under the terms of the Title Commitment, and other documents reasonably required by the Title Company that are not inconsistent with this Agreement or the closing documents and do no subject Seller to additional cost or liability.

8. Purchaser’s Closing Items. Except as provided below, on or before the Closing, Purchaser shall deliver to Seller or Escrow Holder, as appropriate, the following (“Purchaser’s Closing Items”), in form and substance reasonably acceptable to Seller:

(a) Purchase Price. The balance of the Purchase Price, after crediting the Deposit;

(b) Intangible Property Assignment. The Intangible Property Assignment duly executed by Purchaser;

(c) Contract Assignment. The Contract Assignment duly executed by Purchaser; and

(d) Certificate. A certificate from Purchaser that the representations and warranties of Purchaser set forth in Section 13 are true and correct in all material respects as of the Closing Date as if then made; and

(e) Other Items. Any other document or instrument specifically required by this Agreement and such other and further documents, papers and instruments as may be reasonably required by the Title Company which are not inconsistent with this Agreement or other closing documents and do no subject Purchaser to additional cost or liability.

9. Conditions Precedent to Closing.

(a) Seller’s Conditions Precedent to Closing. Seller shall have no obligation to sell the Property unless the following conditions (“Seller’s Conditions Precedent”) have been satisfied or waived in writing by Seller at or prior to the Closing (unless the failure to satisfy such condition is caused by the default of Seller under this Agreement):

(i) Performance. Purchaser shall have timely performed, in all material respects, all of the obligations required to be performed by Purchaser by the terms of this Agreement;

(ii) Representations and Warranties. The representations and warranties made in this Agreement by Purchaser shall be true and correct in all material respects, in each case as of the Effective Date and as of the Closing Date to the extent provided in Section 13 (unless by their terms they relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date); and

(iii) Deliveries. Purchaser shall have executed and delivered, or caused to be executed and delivered, the Purchaser’s Closing Items (as defined in Section 8 above).

(iv) Manager Termination. Concurrently with the Close of Escrow, Manager shall have vacated (or shall have taken all steps reasonably necessary to be prepared to, immediately after the Close of Escrow, vacate) the Property (provided, however, if Purchaser enters into a transition management arrangement with Manager, then Manager’s vacation of the Property shall not be a condition precedent to Seller’s obligation to sell the Property).

Seller’s conditions are solely for the benefit of Seller and may be waived only by Seller. Any such waiver or waivers shall be in writing and shall be delivered to Purchaser and Escrow Holder. Seller shall not act or fail to act for the purpose of permitting or causing any of Seller’s conditions to fail. Nothing contained in this Agreement shall require or permit Purchaser or Seller to postpone the Closing Date or to bring any suit or other proceeding or, except as otherwise expressly required by this Agreement, to pay any substantial sum, to satisfy any of Seller’s conditions. Notwithstanding anything to the contrary set forth in this Agreement, in the event that any of the foregoing conditions to Seller’s obligations hereunder are not satisfied by the Close of Escrow, Seller shall have the right (1) in the event such failure of a condition arises as a result of a default of Purchaser, to exercise its rights under Section 16(b) of this Agreement, or (2) in the event such failure of a condition arises for any reason other than a result of a default of Purchaser, either (A) terminate this Agreement, in which event the parties shall not have any obligations to the other except for their obligations that expressly survive a termination of this Agreement, all other rights and obligations of the parties hereunder (except those set forth in this clause (A)) shall terminate immediately, and the Deposit shall be returned to Purchaser; or (B) to irrevocably waive such condition and proceed to Closing.

(b) Purchaser’s Conditions Precedent to Closing. Purchaser shall have no obligation to purchase the Property unless the following additional conditions (“Purchaser’s Conditions Precedent”) have been satisfied or waived in writing by Purchaser at or prior to the Closing;

(i) Performance. Seller shall have timely performed, in all material respects, all of the obligations required to be performed by Seller by the terms of this Agreement;

(ii) Representations and Warranties. The representations and warranties made in this Agreement by Seller shall be true and correct in all material respects, in each case as of the Effective Date and as of the Closing Date to the extent provided in Section 12 (unless by their terms they relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date);

(iii) Deliveries. Seller shall have executed and delivered, or caused to be executed and delivered, the Seller’s Closing Documents (as defined in Section 7);

(iv) Repairs and Improvements. Seller shall have complied with the provisions of Section 14(k)).

(v) Manager Termination. Concurrently with the Close of Escrow, Manager shall have vacated (or shall have taken all steps reasonably necessary to be prepared to, immediately after the Close of Escrow, vacate) the Property (provided, however, if Purchaser enters into a transition management arrangement with Manager, then Manager’s vacation of the Property shall not be a condition precedent to Purchaser’s obligation to acquire the Property).

Purchaser’s conditions are solely for the benefit of Purchaser and may be waived only by Purchaser. Any such waiver or waivers shall be in writing and shall be delivered to Seller and Escrow Holder. Purchaser shall not act or fail to act for the purpose of permitting or causing any of Purchaser’s conditions to fail. Nothing contained in this Agreement shall require or permit Purchaser or Seller to postpone the Closing Date or to bring any suit or other proceeding or, except as otherwise expressly required by this Agreement, to pay any substantial sum, to satisfy any of Purchaser’s conditions. In the event that any of the foregoing conditions to Purchaser’s obligations hereunder are not satisfied by the Close of Escrow, Purchaser shall have the right (1) in the event such failure of a condition arises as a result of a default of Seller, to exercise its rights under Section 16(a) of this Agreement, or (2) in the event such failure of a condition arises for any reason other than a result of a default of Seller, either (A) terminate this Agreement, in which event the parties shall not have any obligations to the other except for their obligations that expressly survive a termination of this Agreement, all other rights and obligations of the parties hereunder (except those set forth in this clause (A)) shall terminate immediately, and the Deposit shall be returned to Purchaser; or (B) to irrevocably waive such condition and proceed to

Closing; provided, however, notwithstanding anything to the contrary set forth in this Agreement, in no event shall Seller be deemed to have breached or defaulted under this Agreement in the event Manager shall have failed (for any reason or no reason) to vacate (or shall have failed to have taken all steps reasonably necessary to be prepared to, immediately after the Close of Escrow, vacate) the Property so long as Seller shall have satisfied the requirements of Section 7(f) of this Agreement.

(c) Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in this Section 9 becoming incapable of being satisfied.

10. Prorations, Closing Adjustments and Post Closing Settlement. The following items shall be apportioned in respect of the Property in question between Purchaser and Seller on a per diem basis as of the Cut-Off Time (except as otherwise specified in this Section 10):

(a) Taxes and Assessments. Real estate taxes and annual municipal or special district assessments and personal property or use taxes.

(b) Rent. Rent paid to and received by Seller under any Contracts at the Property. Any payments received by Purchaser after the date of closing from a tenant under any Contract on account of rentals which are applicable to periods prior to closing and on account of sums which are attributable to expenses incurred by the lessor for periods of time prior to closing, shall be apportioned by Purchaser upon receipt and the portion thereof attributable to periods or expenses prior to Close of Escrow shall immediately be paid by Purchaser to Seller.

(c) Revenues. Guest, convention, room, food, beverage, and all other charges and revenues for services rendered and the operation of all departments of the Property, including, but not limited to, advance payments under booking agreements for rooms, facilities and services of such Property and any other revenues shall be apportioned, as follows: (1) all food, room service and restaurant revenue as of the closing of dinner service hours at each restaurant on the evening preceding the Closing Date, and bar revenues as of 2:00 a.m. on the Closing Date, shall be retained by Seller and (2) the guest (tray) ledger for guests staying in such Property as of 12:01 a.m. on the Closing Date shall be counted and such room revenue and associated taxes, shall be retained by Seller. Purchaser shall also receive a credit for all deposits and gift certificates for which payment has been made prior to 12:01 a.m. on the Closing Date. Except as hereinabove provided, all revenues for the Property for days preceding the Closing Date shall be attributed to Seller and all revenues for the Property for the Closing Date and days following the Closing Date shall accrue to the benefit of Purchaser after Closing.

(d) Accounts Receivable. Purchaser shall purchase all accounts receivable for the Property. Seller shall receive a credit for one hundred percent (100%) of the outstanding balance due for all accounts receivables at Closing net of any fees, costs or other deductions that Manager charges in connection with the collection of any such accounts receivable. So long as Purchaser uses commercially reasonable efforts to collect the amounts due under the accounts receivables that were more than sixty (60) days past due (“Plus Sixty-Days Receivables”) as of the Closing Date for a period of one-hundred twenty (120) days following the Closing Date, then upon the expiration of such period, Purchaser may deliver written notice containing evidence reasonably satisfactory to Seller of the uncollected portion of the Plus Sixty-Days Receivables. Upon receipt of such notice, Seller shall promptly pay to Purchaser an amount equal to the difference, if any, of the amount of Plus Sixty-Day Receivables credited to Seller at Closing less the amount of the Plus Sixty-Day Receivables actually collected by Purchaser. The provisions of this Section 10(d) shall survive the Close of Escrow.

(e) Accounts Payable. Purchaser shall assume and be responsible for paying all accounts payable owing as of the Closing Date, provided, however, that (i) Seller shall receive a credit at Closing at Closing, equal to the portion of accounts payable applicable to goods and services that are to be utilized by and/or delivered to Purchaser on or after the Closing Date, and (ii) Purchaser shall receive a credit at Closing, equal to the portion, if any, of accounts payable applicable to goods and services that will be utilized by and/or delivered to Seller prior to the Closing Date. The provisions of this Section 10(e) shall survive the Close of Escrow.

(f) Operating Costs. All costs and expenses of operating the Property, and amounts paid or payable under the Contracts. All expenses that have been prepaid by Seller shall be prorated as of the Closing Date and Seller shall receive a credit at the Closing for the portion of such prepaid expenses applicable to periods following the Closing Date.

(g) Country Club and Other Facilities Fees. All monthly and other membership dues and fees associated with membership in the country club and/or other facilities located within upon the Resort. Any payments of dues or other fees received by Purchaser after the date of Closing from a member of the country club or other facilities which are applicable to periods prior to Closing shall be apportioned by Purchaser upon receipt and the portion thereof attributable to periods prior to the Close of Escrow shall immediately be paid by Purchaser to Seller. Any transfer fees due in connection with the sales of single family homes, condominiums or other dwelling units located within the Resort that occur prior to the Cut-Off Time shall be allocated to Seller. Purchaser shall retain any transfer fees related to the sales of any such homes, condominiums or other dwelling units that occur on and after the Close of Escrow.

(h) Miscellaneous. Fees and expenses for music, entertainment, trade association dues, trade subscriptions, coin machine income, and washroom and checkroom income.

(i) No Tax Bill. If, on the Closing Date, bills for the real estate taxes imposed upon the Property for the tax year in which closing occurs have been issued but shall not have been paid, the prorations shall be made on the basis thereof. If such bills shall not have been issued on the date of Closing, the amount of the taxes shall be reasonably ascertained by Seller and Purchaser based upon the then current assessment and anticipated tax rate, and the prorations shall be made on the basis of such estimate and in the event the taxes for the year in which the closing occurs are more or less than such estimated amount, Seller or Purchaser shall promptly pay the amount necessary to adjust for the correct proration as soon as the actual tax amount becomes available. The provisions of this Section 10(i) shall survive the Close of Escrow.

(j) Tenant Security Deposits. At Closing, Purchaser shall receive a credit against the Purchase Price for the Property in question in an amount equal to all cash security deposits, if any, then held by or for Seller and not applied under any Contracts. Purchaser will cause such amount to be maintained after closing as a security deposit in accordance with the requirements of applicable law and the leases and shall indemnify and hold harmless Seller and the other Released Parties from and against all losses, damages, costs (including reasonable attorney’s fees and costs), and liabilities arising out of claims of tenants with respect thereto.

(k) Utilities. The parties shall switch all utilities into Purchaser’s name as of the Close of Escrow so no prorations shall be necessary.

(l) Sales Taxes. All sales, use and occupancy taxes, if any, due or to become due in connection with revenues received from the Property prior to the Closing Date will be paid by Seller. Seller shall be entitled to receive any rebates or refunds with respect to any such taxes paid by such Seller prior to Closing.

(m) Supplies. At Closing, there shall be an adjustment to the Purchase Price equal to the actual cost paid by Seller for all of Seller’s unopened inventory of bottles of liquor and wine in storage at the Property in question, all other food and beverage supplies including mini-bar inventories and linen supplies in unopened cases, cartons or similar containers and all sides and shells of meat (in any storage freezer at such Property) that are still in their unopened sacks, cartons, packages or other original containers, and are not aged beyond their respective marked expiration dates. There shall be no adjustment for consumable inventory for which their sacks, cartons, packages or other original containers are opened or partially used.

(n) Cash. All cash in the Hotel’s various bank accounts at financial institutions as of the Cut-Off Time (“Outside Bank Accounts”) shall remain the sole and exclusive property of Seller. Purchaser shall open its own separate accounts in house banks at the Hotel (“House Banks”) prior to the Cut-Off Time and shall receive cash deposited in said House Banks from and after the Cut-Off Time.

(o) Cash Deposits. Seller shall receive a credit for all cash deposits of the Hotel as of the Close of Escrow, including deposits with utilities and providers of goods and services (“Cash Deposits”). Seller shall leave all cash that is “on hand” at the Hotel at Closing for which Seller shall receive a credit at Closing.

(p) Advanced Booking Deposit. At the Closing Seller shall provide Purchaser with a current list of Advance Bookings (as defined herein), and Purchaser shall receive a credit and Seller a corresponding debit in the amount of all Advanced Booking deposits paid to Seller and not earned with respect to the period prior to the Closing. “Advance Bookings” shall mean reservations and agreements made or entered into by Manager in the ordinary course of business prior to Closing for Hotel rooms or meeting rooms to be utilized after Closing, or for special events, catering services or other hotel services to be provided after Closing at or by the Hotel

(q) Employees. With respect to employee wages and benefits, Seller shall be solely responsible for any liability for payment of employees’ wages, workers’ compensation claims, pension benefits (including any 401K employer contributions), due to or accrued to employees at the Property through the Cut-Off Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to the employment of such employees, including earned and accrued vacation and sick pay and any other obligations in the nature of wages, due through the Cut-Off Time. From and after the Cut-Off Time, Purchaser hereby assumes all liability and obligations with respect to employees wages and benefits for employees at the Property after the Cut-Off time hired by Purchaser or Purchaser’s manager or agent, Purchaser being solely responsible for any liability for the payment of employees’ wages, workers’ compensation claims, pension benefits (including any 401K employer contributions) due to or accrued to employees at the Property after the Cut-Off Time, together with F.I.C.A., unemployment and other taxes and benefits due after the Cut-Off Time with respect to the employment of such employees hired by Purchaser, its affiliates or its agents. Notwithstanding the foregoing, Purchaser is not assuming the workers’ compensation insurance liability of Seller and Seller shall be solely responsible for adjustment and payment of all claims for compensation in connection with such insurance and shall retain any and all rebates, reimbursements or other payments due from the insurer in connection with such policies. Notwithstanding the foregoing, Purchaser shall pay all severance payments due and payable to any terminated employees who were not temporary employees. The provisions of this Section 10(q) shall survive the Close of Escrow.

(r) Gift Certificates. Purchaser shall receive a credit at Closing for one hundred percent (100%) of the amount received by Seller for all “gift certificates” for free or reduced rate room charges or other goods and services, to the extent such gift certificates were purchased from Seller by third parties and further provided that Seller has received payment for such purchases. At Closing, Seller shall furnish Purchaser with a listing or other detailed description of the combined monetary amount of outstanding gift certificates represented by Purchaser’s credit. Following the Closing, Purchaser shall honor all outstanding gift certificates.

(s) Reconciliation and Final Payment. A detailed closing statement shall be prepared at closing for the Property setting forth the manner of computation of the aforesaid proration adjustments. All prorations shall be made on the basis of a 360 day year and a 30 day month. The apportionments described herein at such Closing shall be based on the actual figures to the extent available. If any of the prorations cannot be calculated based on actual figures, then they shall be calculated based on the mutual good faith agreement of Seller and Purchaser. Seller and Purchaser shall cooperate in good faith and act commercially reasonable after closing to make a final determination of the prorations required hereunder. Within ninety (90) days following the Close of Escrow for the Property (or such other time as Seller and Purchaser may agree), there shall be a final one-time reconciliation of the proration adjustments other than for the reconciliation of the Plus Sixty-Day Receivables which shall be reconciled in accordance with Section 10(d) above. The provisions of this Section 10(s) shall survive the Close of Escrow.

Purchaser shall have a representative available at the Hotel beginning at 10 p.m. on the night prior to the Closing Date who will cooperate with Seller in calculating the apportionment discussed in this Section 10 and who will be authorized to sign the pro-ration schedule on behalf of Purchaser upon completion.

11. AS-IS PURCHASE.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN SECTION 12 BELOW, THE PROPERTY IS BEING SOLD TO PURCHASER IN ITS “AS-IS” CONDITION WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, SUBJECT TO THE FOLLOWING:

(a) PURCHASER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN SECTION 12 BELOW, IF AT ALL, ANY INFORMATION (“PROPERTY INFORMATION”) SUPPLIED OR MADE AVAILABLE BY SELLER OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, OR IN THE FORM OF MAPS, SURVEYS, PLATS, SOIL REPORTS, ENGINEERING STUDIES, ENVIRONMENTAL STUDIES, INSPECTION REPORTS, PLANS, SPECIFICATIONS, OR ANY OTHER PROPERTY INFORMATION WHATSOEVER, WITHOUT EXCEPTION PERTAINING TO THE PROPERTY, ANY AND ALL RECORDS, RENT ROLLS, AND OTHER DOCUMENTS PERTAINING TO THE USE AND OCCUPANCY OF THE PROPERTY, INCOME THEREOF, THE COST AND EXPENSES OF MAINTENANCE THEREOF, AND ANY AND ALL OTHER MATTERS CONCERNING THE CONDITION, SUITABILITY, INTEGRITY, MARKETABILITY, COMPLIANCE WITH LAW, OR OTHER ATTRIBUTES OR ASPECTS OF THE PROPERTY, OR A PART THEREOF, IS FURNISHED TO PURCHASER FOR INFORMATIONAL PURPOSES WITHOUT RECOURSE AND SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR ANY OTHER ASPECT OF THE PROPERTY INFORMATION, NOR AS A RESULT OF THE DELIVERY OF THIS PROPERTY INFORMATION.

(b) ON THE CLOSING DATE, PURCHASER WILL BE FAMILIAR WITH THE PROPERTY AND WILL HAVE MADE SUCH INDEPENDENT INVESTIGATIONS AS PURCHASER DEEMS NECESSARY OR APPROPRIATE CONCERNING THE PROPERTY. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 12 BELOW, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION, WARRANTY, OR GUARANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, PAST, PRESENT OR FUTURE WITH RESPECT TO THE PHYSICAL CONDITION OR ANY OTHER ASPECT OF THE PROPERTY, INCLUDING WITHOUT LIMITATION THE STRUCTURAL INTEGRITY OF THE IMPROVEMENTS, THE MANNER, CONSTRUCTION, CONDITION, AND STATE OF REPAIR OR LACK OF REPAIR OF ANY OF THE IMPROVEMENTS, THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY (INCLUDING BUT NOT LIMITED TO, ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR WHICH MAY BE PROVIDED TO PURCHASER), THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING CODE REQUIREMENTS OR THE COMPLIANCE WITH ANY OTHER LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY, INCLUDING BUT NOT LIMITED TO TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1900, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, THE FINANCIAL EARNING CAPACITY OR HISTORY OR EXPENSE HISTORY OF THE

OPERATION OF THE PROPERTY, THE NATURE AND EXTENT OF ANY RIGHT-OF-WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION, OR OTHERWISE, THE EXISTENCE OF SOIL INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, SUSCEPTIBILITY TO LANDSLIDES, SUFFICIENCY OF UNDERSHORING, SUFFICIENCY OF DRAINAGE, WHETHER THE PROPERTY IS LOCATED WHOLLY OR PARTIALLY IN A FLOOD PLAIN OR A FLOOD HAZARD BOUNDARY OR SIMILAR AREA, THE EXISTENCE OR NON-EXISTENCE OF HAZARDOUS WASTE OR OTHER TOXIC MATERIALS OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ASBESTOS), THE RIGHT TO FURTHER DEVELOP THE PROPERTY, OR ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE LAND AND/OR THE IMPROVEMENTS.

PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 12 BELOW, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY MATTER RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE HABITABILITY, MERCHANTABILITY, USE, OPERATION, VALUE, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY OR ANY ASPECT OR PORTION THEREOF, INCLUDING STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, AND COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS. EXCEPT AS PROVIDED IN SECTION 12 BELOW, PURCHASER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN.

PURCHASER ACKNOWLEDGES THAT (I) SELLER HAS DISCLOSED THAT ASBESTOS IS PRESENT WITHIN THE REAL PROPERTY AND (II) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE LOCATION, STATUS OR CONDITION OF SUCH ASBESTOS, OR THE SELLER’S COMPLIANCE OR NON-COMPLIANCE WITH ANY LAWS OR REGULATIONS RELATED TO THE MAINTENANCE OF, NOTIFICATIONS REGARDING, OR ANY OTHER MATTERS RELATED TO SUCH ASBESTOS.

ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER, WITH THE SOLE EXCEPTION OF THOSE LISTED IN SECTION 14(K), ARE THE SOLE RESPONSIBILITY OF PURCHASER. PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, THERE IS NO OBLIGATION ON THE PART OF SELLER TO MAKE ANY

CHANGES, ALTERATIONS OR REPAIRS OR TO CURE ANY VIOLATIONS OR APPLICABLE LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER.

SELLER’S INITIALS	PURCHASER’S INITIALS

(c) RELEASE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER AND ANYONE CLAIMING BY, THROUGH OR UNDER PURCHASER HEREBY WAIVES ITS RIGHT TO RECOVER FROM AND FULLY AND IRREVOCABLY RELEASES SELLER AND ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, AFFILIATES, PARENT, SUBSIDIARIES, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS IN ITS BEHALF (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL CLAIMS (“CLAIMS”) THAT IT MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST ANY OF THE RELEASED PARTIES FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSES, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM OR RELATED TO ANY MATTERS AFFECTING THE PROPERTY, OR ANY PORTION THEREOF. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, PURCHASER HEREBY AGREES NOT TO ASSERT ANY CLAIMS, FOR DAMAGE, LOSS, COMPENSATION, CONTRIBUTION, COST RECOVERY OR OTHERWISE, AGAINST SELLER OR ANY OF THE RELEASED PARTIES, WHETHER UNDER ANY STATUTORY, INCLUDING WITHOUT LIMITATION UNDER ANY PROVISION OF FEDERAL, STATE OR LOCAL LAW, CONTRACTUAL, COMMON LAW, EQUITABLE OR OTHER THEORY OF LAW, INCLUDING WITHOUT LIMITATION, TORT LAW CLAIMS AND HEALTH AND MEDICAL CLAIMS ARISING FROM OR IN CONNECTION WITH (I) THE CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, (A) THE EXISTENCE OF ASBESTOS OR OTHER HAZARDOUS MATERIALS ON, OR ENVIRONMENTAL CONDITIONS PERTAINING TO, THE PROPERTY OR ANY PORTION THEREOF, OR MATTERS ARISING UNDER LAW, OR RELATING IN ANY WAY TO THE QUALITY OF THE INDOOR OR OUTDOOR ENVIRONMENT AT THE PROPERTY OR ANY PORTION THEREOF, (B) ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR OTHER LATENT OR PATENT DEFECTS IN OR TO THE IMPROVEMENTS, (C) CLAIMS RELATING TO MOLD, FUNGUS, BACTERIA AND/OR OTHER BIOLOGICAL GROWTH OR BIOLOGICAL GROWTH FACTORS, OR ANY OTHER TYPE OF INDOOR CONTAMINANTS THAT MAY EXIST ON THE PROPERTY, (D) CLAIMS ATTRIBUTABLE TO INDOOR AIR QUALITY ISSUES, RELEASES FROM BUILDING MATERIAL AND FURNISHINGS, RELEASES FROM CLEANING, REPAIRING, OR DECORATING ACTIVITIES, AND THE OPERATING OF HEATING AND COOLING SYSTEMS AND HUMIDIFIERS, OR (II) ANY ACTS, OCCURRENCES OR MATTERS OF WHATEVER KIND OR NATURE IN ANY WAY RELATED TO THE PROPERTY OR ANY PORTION THEREOF. THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S RELEASE TO SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER EXPRESSLY WAIVES ANY AND ALL RIGHTS CONFERRED UPON IT BY ANY STATUTE OR RULE OF LAW WHICH PROVIDES

THAT A RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CLAIMANT DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE RELEASED PARTY, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE, CONFERRED UPON PURCHASER BY VIRTUE OF THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

IN THIS CONNECTION AND TO THE FULLEST EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.

SELLER HAS GIVEN PURCHASER MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR PURCHASER AGREEING TO THE PROVISIONS OF THIS SECTION 11(C). SELLER AND PURCHASER HAVE EACH INITIALED THIS SECTION 11(C) TO FURTHER INDICATE THEIR AWARENESS AND ACCEPTANCE OF EACH AND EVERY PROVISION HEREOF.

SELLER’S INITIALS	PURCHASER’S INITIALS

12. Seller’s Representations and Warranties.

(a) As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

(i) Organization. Seller is a limited liability company duly organized, validly existing in good standing in the state of its formation and is authorized to do business in the state in which the Resort is located.

(ii) Power and Authority of Seller. Except with respect to any consent which may be required in connection with the assignment of any Contract pursuant to the terms and conditions hereof, Seller has the requisite right, power and authority to sell, convey and transfer the Property to Purchaser, as provided herein, and to enter into and carry out the terms of this Agreement and the execution and delivery hereof and of all other instruments referred to herein. All proceedings required to be taken by or on behalf of Seller to authorize it to make, deliver and carry out the terms of this Agreement have been duly and properly taken. No further consent of any person or entity is required in connection with the execution and delivery of, or performance by, Seller of its obligations under this Agreement.

(iii) Validity of Agreement. This Agreement executed by Seller constitutes, and all other documents required by this Agreement to be executed by Seller shall constitute when so executed, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms. The persons executing this Agreement on behalf of Seller have the authority to do so.

(iv) Seller Non-Contravention. The execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, (1) its limited liability company agreement or other organizational documents, (2) any material agreement (subject to obtaining any required consents under the Contracts assumed by Purchaser), or (3) any judgment, injunction, order, decree or other material instrument to which it is a party or otherwise binding upon it or result in the creation of any lien, encumbrance, security interest, charge or mortgage of any nature (a “Lien”) on any asset of Seller. Other than in connection with approvals required pursuant to a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing, no consent or approval of any Person is required for the execution, delivery and performance by Seller of this Agreement.

(v) Non-Foreign Status. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

(vi) Compliance with Existing Laws. To Seller’s knowledge, Seller has not received from any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, court, board, bureau, officer or instrumentality, foreign or domestic, or any of them (a “Governmental Authority”) written notice (1) of any violation of any material provision of any Law with respect to the ownership, operation, use, maintenance or condition of the Property which violation has not been remedied, or (2) that Seller lacks any permit, license, certificate or authority necessary for the present use and occupancy of the Resort which has not been obtained.

(vii) Contracts.

(i) There are no leases, contracts or agreements that Seller, and/or Manager on behalf of Seller, has entered into that will affect the Property following the Closing Date, except (a) the Contracts set forth on Schedule 1(a)(vi), (b) Contracts entered into after the Effective Date in accordance with this Agreement by Seller or Manager in the ordinary course of business, (c) such contracts for the rental of a Hotel room, suite, banquet or meeting room or convention facilities in the ordinary course of business, (d) such contracts, if any, that appear in the title exceptions set forth in the Tile Commitment other than title exceptions set forth in Exceptions Nos. 39 through 44 thereof, (e) such contracts that constitute a purchase order for any Inventory in the ordinary course of business, and (f) such contracts that are entered into in the ordinary course and terminable by Purchaser with 90 days or less prior notice. To Seller’s knowledge, each Contract is in full force and effect, and, there are no defaults or events that, with notice or lapse of time or both, that constitute a default by Seller under such Contracts and, to Seller’s knowledge, by any other party thereto.

(ii) Except as set forth on Schedule 1(a)(vi), to Seller’s knowledge, (i) there are no leases, concessions or occupancy agreements in effect with respect to the Real Property other than those provided to Purchaser as part of the Property Information; (ii) no tenant or concessionaire is entitled to any rebates, allowances, free rent or rent abatement for any period after the Closing of the transaction contemplated hereby, and no rent has been prepaid thereunder for any period longer than one month in advance (other than as security for the first or last month’s rent); (iii) Seller has not received written notice of any intention by any of the parties to any Contracts listed on Schedule 1(a)(vi) to cancel the same nor has Seller canceled any of same; and (iv) to the extent that any of the Contracts listed on Schedule 1(a)(vi) calls for security, such security has not been applied towards any payment due under said Contract.

(viii) Taxes. To Seller’s knowledge, Seller has not received any written notice of any proposed special Taxes or assessments relating to the Property or any part thereof or any planned public improvements that will result in a special Tax or assessment against the Property or any portion thereof; and except as otherwise set forth on Schedule 11(a)(viii), there are no pending ad valorem property tax appeals that have been filed by Seller or Manager with respect to the Property.

(ix) Insurance. Schedule 11(a)(ix) is a true, correct and complete list of the insurance policies maintained by Seller (or its parent or affiliates on Seller’s behalf) for the Property. Such policies are blanket coverage policies that also insure numerous other properties owned by affiliates of Seller. To Seller’s knowledge, Seller has not received written notice from any insurance company that (a) any such insurance policy has been terminated or (b) Seller or any person has failed to comply with any material requirements thereof which failure has not been remedied. Seller has disclosed, and Purchaser acknowledges and understands, that some or all of the insurance policies listed on Schedule 11(a)(ix) will terminate on or about June 30, 2006, and that Seller will thereafter insure the Property under different policies with coverage types and amounts that are consistent with the insurance coverage types and amounts that then insure similarly situated properties of similar type, size and nature as the Resort Property owned by affiliates of Seller.

(x) Condemnation Proceedings; Roadways. To Seller’s knowledge, except as set forth on Schedule 11(a)(x) hereto, Seller has not received written notice of (a) any pending or threatened condemnation, expropriation, eminent domain or similar proceeding against all or any part of the Property, nor (b) any plan to close, relocate, widen, repave or reconfigure any public or private street, alley, highway or other roadway adjacent to the Property, or any turn lane, median break, curb cut or other vehicular access point through which ingress or egress to or from the Property is gained from any such roadway.

(xi) Actions or Proceedings. To Seller’s knowledge, except as set forth on Schedule 11(a)(xi), Seller has not received written notice of any suit or proceeding pending or threatened in any court, before any arbitrator, or before or by any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which any Seller is a party or by which it or the Property is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, or (b) would materially and adversely affect the ability of Seller to perform its obligations under this Agreement or under any document to be delivered pursuant hereto.

(xii) Environmental. To Seller’s knowledge, Seller has not received written notice from any Governmental Authority (1) of any pending proceeding or investigation concerning any alleged or suspected violation of Laws regarding the use, storage, transportation, release or disposal of Hazardous Materials (“Environmental Laws”) or (2) of any alleged violation of Environmental Laws at the Property that remains uncured. Neither Seller nor Manager has installed, nor are there currently in use at the Property, any underground storage tanks. “Hazardous Materials” shall mean any chemical substance (a) which is defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant,” “contaminant” or “toxic,” “explosive,” “corrosive,” “flammable,” “infectious,” “radioactive,” “carcinogenic,” or “mutagenic” material under any Laws regarding the protection of human health or the environment from such chemical substances; (b) diesel fuel or other petroleum hydrocarbons; (c) asbestos or asbestos-containing materials or urea formaldehyde foam insulation, (d) polychlorinated biphenyls, or (e) radon gas. Hazardous Materials shall not include substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Resort for the purposes of cleaning, dry cleaning, and other maintenance or operations and otherwise in substantial compliance with Laws. As further detailed in Section 11, Seller has disclosed to Purchaser that asbestos exists within the Real Property and Seller has made no representations or warranties regarding any matter related to such asbestos.

(xiii) Labor. None of the employees of the Resort are covered by a collective bargaining agreement or within any bargaining unit certified under the National Labor Relations Act or any similar state law, statute, rule, ordinance or regulation (a “Law”).

(xiv) Bankruptcy. Seller is not subject to any pending, or to the knowledge of Seller, threatened bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(xv) No Options. Seller has not entered into any outstanding agreements (written or oral) agreeing to sell, lease all or substantially all, or granting an option or right of first refusal to purchase or lease all or any part of the Property.

(xvi) Title to Personal and Intangible Property. Seller has not placed any liens on the Personal or Intangible Property and will transfer whatever title it has, if any, in such Property to Purchaser at Closing. No liens placed on such Property by Seller will be in effect as of the Closing Date.

The foregoing representations and warranties of Seller made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing, but shall survive the Closing for a period of twelve (12) months. Each of the representations and warranties contained in this Section 12 is intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser. Seller has delivered or made available, or will deliver or make available, the Property Information to Purchaser, and, by accepting the Deed, Purchaser acknowledges its receipt and acceptance or the availability to it thereof and that Purchaser has reviewed the same to its satisfaction. To the extent that the Property Information furnished or made available to Purchaser, or Property Information or other information otherwise obtained by Purchaser, prior to the Effective Date contains provisions or information that are inconsistent with the foregoing representations and warranties, and Purchaser or Purchaser’s affiliates’, respective principals, directors, officers, employees, attorneys, independent contractors, or other representatives has actual knowledge of such inconsistency as of the Close of Escrow, then such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such Property Information or other information. In any instance where Purchaser’s actual knowledge is at issue under this Agreement, Seller shall bear the burden of proving in any particular instance that Purchaser had the actual knowledge at issue. Each of the representations and warranties contained in this Section 12 shall be deemed made as of the Effective Date, and remade as of the Closing Date. As used in this Agreement, the words “Seller’s knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Seller after, and based solely upon the actual knowledge of Paula Maggio (General Counsel), Richard Moraeu (Executive Vice President – Asset Management) and Paul White (Vice President – Asset Management), without such individual(s) (collectively the “Inquiry Individuals”) having any obligation to make any independent inquiry or investigation. Purchaser acknowledges that the Inquiry Individuals named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Inquiry Individuals, or any of its members, employees, officers, directors, partners, shareholders, fiduciaries, representatives, agents, servants, attorneys, affiliates, parent, or subsidiaries to Purchaser. Purchaser covenants that it will bring no action of any kind against any of the Inquiry Individuals or Seller’s members, employees, officers, directors, partners, shareholders, fiduciaries, representatives, agents, servants, attorneys, affiliates, parent or subsidiaries related to or arising out of the representations and warranties set forth in this Section 12.

(b) Purchaser’s Remedies For Seller’s Breach of Representations and Warranties.

(i) Pre-Closing Remedies. If prior to the Closing, (A) Purchaser shall become aware (whether through its own efforts, by notice from Seller or otherwise) that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect and shall promptly give Seller notice thereof prior to the Closing, or (B) Seller shall notify Purchaser that a representation or warranty made herein by Seller is untrue, inaccurate or incorrect, then Seller may, at its election exercised in its sole discretion with no obligation to do so, attempt to cure the applicable breach within the lesser of (i) the time remaining between the date on which Seller receives such notice or discovers the applicable breach and the Closing Date, and (ii) thirty (30) days. If Seller elects not to cure such breach, or attempts but fails to cure any such breach within the applicable time period, for any reason, and Purchaser would suffer damages as a result thereof, then the provisions of Section 16 from and after the second sentence thereof shall apply.

(ii) Post-Closing Remedies. Notwithstanding anything to the contrary contained in this Agreement, in the event the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if (1) Purchaser actually knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless Closes, or (2) Purchaser’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are, together with all other damages for defaults of Seller under this Agreement claimed by Purchaser under Section 16(a), in the aggregate (not on a per-claim basis), less than Five Hundred Sixty Thousand Dollars ($560,000). Purchaser shall be deemed to have actual knowledge that a representation or warranty was untrue, inaccurate or incorrect at the time of the Closing to the extent that any of Purchaser’s, or Purchaser’s affiliates’, respective principals, directors, officers, employees, attorneys, independent contractors, or other representatives has actual knowledge of any facts or circumstances, whether obtained from Property Information, other information furnished or made available to or otherwise obtained by Purchaser, of any information which is inconsistent with such representation or warranty. Purchaser’s right to recover damages for any cause of action arising, directly or indirectly, out of (a) Seller’s breach of any representations or warranties or any other provision of this Agreement, (b) together with all other damages for defaults of Seller under this Agreement claimed by Purchaser under Section 16(a), and (c) any other cause of action arising in connection with the transactions contemplated under any other provision of this Agreement, in excess of Five Hundred Sixty Thousand Dollars ($560,000) shall be subject to Section 16. In any instance where Purchaser’s actual knowledge is at issue under this Agreement, Seller shall bear the burden of proving in any particular instance that Purchaser had the actual knowledge at issue.

Notwithstanding anything to the contrary in this Section 12(h)(ii), Seller’s liability under this Section 12 shall be in addition to, and not exclusive of or limited by, any other liability that such party may have at law or equity to the extent based on such party’s fraudulent acts or omissions. To the fullest extent allowed by applicable law, Purchaser hereby waives any right that it may have to file any claim based upon the fraudulent acts or omissions of Seller after the date that is twelve (12) months after the Closing.

13. Purchaser’s Representations and Warranties. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Seller as of the date hereof and as of the Closing as follows:

(a) Power and Authority of Purchaser. Purchaser is a limited liability company duly organized and validly existing in good standing in the state of its formation and is authorized to do business in the state in which the Hotel is located. Purchaser has the requisite right, power and authority to purchase the Property from Seller, as provided herein, and to enter into and carry out the terms of this Agreement and the execution and delivery hereof and of all other instruments referred to herein. All proceedings required to be taken by or on behalf of Purchaser to authorize it to make, deliver and carry out the terms of this Agreement have been duly and properly taken. No further consent of any person or entity is required in connection with the execution and delivery of, or performance by, Purchaser of its obligations under this Agreement.

(b) Validity of Agreement. This Agreement executed by Purchaser constitutes, and all other documents required by this Agreement to be executed, by Purchaser shall so constitute when so executed the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms. The persons executing this Agreement on behalf of Purchaser has the authority to do so.

(c) Purchaser Non-Contravention. The execution and delivery of, and the performance by Purchaser of its obligations under, this Agreement do not and will not contravene, or constitute a default under, (1) its limited liability company agreement or other organizational documents, (2) any material agreement (subject to obtaining any required consents under the Assumed Contracts), or (3) any judgment, injunction, order, decree or other material instrument to which it is a party or otherwise binding upon it or result in the creation of any Lien on any asset of Purchaser. No consent or approval of any Person is required for the execution, delivery and performance by Purchaser of this Agreement.

(d) Bankruptcy. Purchase is not subject to any pending, or to the knowledge of Purchaser, threatened bankruptcy proceeding, receivership proceeding or other insolvency, resolution, reorganization or similar proceeding.

(e) Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any governmental authority that (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement (ii) would materially and adversely affect the business, financial position or results of operations of Purchaser, or (iii) would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement or under any document to be delivered pursuant hereto.

(f) Financing. Purchaser shall have at the Closing sufficient funds to permit Purchaser to consummate the transaction contemplated by this Agreement. The parties acknowledge and agree that it shall not be a condition to the obligations of Purchaser to consummate the transaction contemplated hereby that Purchaser have sufficient funds for payment of the Purchase Price and any Closing or post Closing adjustments thereto.

(g) Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, constitute a default under, any provisions of applicable law, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien on any asset of Purchaser.

14. Covenants of Seller and Purchaser. Seller shall comply with the respective covenants of Seller set forth below; and Purchaser shall comply with the respective covenants of Purchaser set forth below.

(a) Exclusivity. Prior to the Closing Date, Seller shall not, directly or indirectly through any officer, director, employee, member, agent, partner, affiliate or otherwise (i) enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any business combination with, recapitalization of, or acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, Seller or relating to any other similar transaction (a “Competing Transaction”); (ii) solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of its officers, directors, employees and agents) relating to any Competing Transaction, or (iii) participate in any discussions or negotiations regarding, furnish to any other person or entity any information with respect to, or otherwise cooperate with, assist, participate in, facilitate or encourage, any effort or attempt by any person or entity to effect a Competing Transaction.

(b) Filings; Applications. Where applicable, Seller and Purchaser shall promptly prepare or cause to be prepared and submit all filings and applications, and pay all fees and make all deposits required to consummate the Closing, on or before the Closing Date, and reasonably conduct negotiations with governmental agencies, and reasonably participate in all hearings before such agencies, in connection with the transactions contemplated by this Agreement, including but not limited to filings required in connection with workers’ taxes and benefits, sales tax resale certificate and other matters relating to the operation of the Resort.

(c) Insurance. Seller shall pay all premiums on, and not cancel or voluntarily allow to expire prior to on or about June 29, 2006, any Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage (but only to the extent deemed commercially reasonable by Seller in good faith) at least as extensive as the policy or policies being replaced. On or about June 29, 2006, the Insurance Policies will terminate and Seller will thereafter insure the Property under different policies with coverage types and amounts that are consistent with the insurance coverage types and amounts that then insure similarly situated properties of similar type, size and nature as the Resort Property owned by affiliates of Seller. Following the execution of this Agreement, Seller shall use commercially reasonable efforts to name Purchaser as an additional insured on Seller’s or its affiliates’ insurance policies solely with respect to the Resort and solely to the extent necessary so that

Purchaser shall have the right to receive any proceeds of insurance, including business interruption insurance, for any event for which Purchaser is entitled to receive the proceeds of any such insurance policies under Section 15; provided, however, that Purchaser shall not be so named an additional insured if doing so increases the costs of such insurance for Seller or its affiliates or adversely affects such policies or Seller. Seller makes no representation or warranty regarding whether Purchaser can be added to Seller’s insurance policies in the foregoing manner.

(d) Operation of Resort Prior to Closing. Subject to the Existing Management Agreement, between the Effective Date and the Closing Date:

(i) Seller shall use commercially reasonable efforts to cause Manager (to the extent such matters are within the scope of Manager’s duties under the Existing Management Agreement), to operate (including with respect to the execution of contracts) and maintain, but not repair or replace, the Resort in substantially the same manner in which it operated and maintained the Resort as of the Effective Date.

(ii) Seller shall use commercially reasonable efforts to cause Manager (to the extent such matters are within the scope of Manager’s duties under the Existing Management Agreement) to continue to take, guest room reservations and to book functions and meetings and otherwise to promote the business of the Resort in generally the same manner as it did as of the Effective Date; and to cause all Advance Bookings to be booked at rates, prices and charges customarily charged by Seller or Manager, as applicable, for such purposes in the ordinary course of business of the Resort consistent with past practices.

(iii) Seller shall use commercially reasonable efforts to cause Manager to refrain, from removing or causing or permitting to be removed from the Resort any part or portion of the Improvements or the Personal Property owned by Seller, other than in the normal course of business consistent with past practices, without the prior written consent of Purchaser which consent shall not be unreasonably withheld, conditioned or delayed, unless the same is no longer needed or useful or the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any Liens, except Monetary Title Encumbrances to be released at Closing.

(iv) Seller shall cause the Manager to, or to the extent Manager refuses to do so Seller shall, promptly deliver to Purchaser copies of all reports generated by the Manager on a weekly, monthly or longer periodic basis showing the revenue and expenses of the Resort and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as is customarily kept or received internally. Manager shall not deliver any reports that may be delivered by Manager to Seller more frequently than on a weekly basis.

(e) Lots 18 and 22. Seller’s legal counsel, Shepard Mullin Richter and Hampton, has informed Seller that under that certain Assignment and Amendment of Real Estate Lease (“Assignment and Amendment”), dated (by last affixed signature) May 31, 1988, by and among Marriott Corporation, a Delaware corporation, William Bone, an individual, Rancho Las Palmas Association, Inc., a California corporation, and Equitable Life Assurance Society of the United States, a New York corporation, Seller is required to transfer Lots 18 and 22 of the Land (collectively, “Lots 18 and 22”) to the homeowners’ association of the Resort (the “HOA”). Purchaser acknowledges that this transfer requires city approvals and other necessary steps that are not completed as of the Effective Date. From and after the Effective Date, Seller shall stop all work related to the transfer of Lots 18 and 22 to the HOA. Concurrently with the Close of Escrow, (a) Seller shall have delivered to Purchaser copies of all documents in Seller’s possession related to such transfer of Lots 18 and 22 that have been prepared to date (each a “Transfer Documentation”), and (b) Purchaser, concurrently with and conditioned upon, the Close of Escrow, hereby assumes all obligations of Seller to transfer Lots 18 and 22 to the HOA under the Assignment and Amendment, any other applicable documents, if any, and applicable law. After the Close of Escrow, Purchaser shall complete such transfer to the HOA at its sole cost and expense. Purchaser shall have no obligation to reimburse Seller for the costs incurred by Seller through the Effective Date in connection with the pending transfer of Lots 18 and 22. Purchaser shall indemnify and hold harmless Seller and its principals, officers, directors, employees, agents, contractors, and other representatives from and against any loss, damage, cost (including without limitation attorneys fees) or liabilities incurred by any of them caused by Purchaser’s failure to complete the transfer of Lots 18 or 22 to the HOA in accordance with applicable contracts, agreements or other documents, and/or applicable law. This Section 14(e) shall survive the Close of Escrow.

(f) Material Claims. Seller shall promptly advise Purchaser of any material claim, action, suit, arbitration, inquiry, or proceeding by or on behalf of any Person or any claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority (an “Action”) concerning or affecting the Resort of which it obtains knowledge after the Effective Date.

(g) Liquor Licenses. Prior to the Close of Escrow, Seller shall execute any documents reasonably required by the California Alcoholic Beverage Control Board in connection with (i) the transfer of any liquor license to Purchaser, or (ii) Purchaser’s attempts to obtain a newly issued temporary and/or permanent liquor license, so long as in doing so Seller does not incur any cost and or any liability or potential liability. Purchaser shall remain obligated to perform its obligations under this Agreement, including, without limitation, its obligation to acquire the Property, regardless of whether or not Purchaser obtains the liquor license at or prior to Closing.

(h) Guest Baggage. Any baggage or other property of departed guests held by Seller may be left at the Hotel for a period not to exceed ninety (90) days following the Closing Date. At any time during such period, all such baggage or property will, at the option of Seller, be removed by Seller and disposed of by Seller or abandoned by Seller, in which case Purchaser shall dispose of such baggage in any manner deemed appropriate by Purchaser. Seller shall indemnify, defend and hold Purchaser harmless from and against all claims, losses, costs (including reasonable attorney’s fees) and liabilities in connection with the holding of such baggage or other property for the period occurring prior to the Closing Date and the disposal of same by Seller. Purchaser shall indemnify, defend and hold Seller and the other Seller Parties harmless from and against all claims, losses, costs (including reasonable attorney’s fees) and liabilities in connection with the holding of such baggage or other property for the period occurring on or after the Closing Date and disposal of the same by Purchaser. This Subsection 14(h) shall survive the Close of Escrow.

(i) Safe Deposit Boxes. Seller shall indemnify defend and hold Purchaser harmless from and against any losses, damages, costs (including reasonable attorneys fees) and liabilities or responsibilities for any claims relating to items deposited in safety deposit boxes prior to the Close of Escrow for which any disappearance, theft or other loss of property is alleged by the depositor to have occurred at or prior the Close of Escrow. Purchaser shall indemnify defend and hold Seller and the other Released Parties harmless from and against any losses, damages, costs (including reasonable attorneys fees) and liabilities or responsibilities for items deposited in safety deposit boxes prior to or from and after the Close of Escrow for which any disappearance, theft or other loss of property is alleged by the depositor thereof to have occurred on and after the Close of Escrow. This Subsection 14(i) shall survive the Close of Escrow.

(j) Employees.

(i) Termination of Employees / Rehiring. Seller shall direct Manager to terminate the employment of all employees of the Resort (the “Resort Employees”) as of the Closing Date, and Purchaser may offer employment to some or all of such employees. Purchaser shall be responsible for paying any and all severance costs for all Resort Employees who are not hired by Purchaser, excluding temporary employees.

(ii) Delivery of Layoff Notice to Employees. The parties agree that promptly (but in any event no later than May 8, 2006) following the Effective Date, Seller shall direct Manager to provide all Resort Employees with notices as required under the Worker Adjustment and Retraining Act, 29 USC §2101 et seq., or any similar state or local law (collectively, “WARN Act”).

(iii) Credit for Payment by Purchaser. Solely for the purposes of determining the reduction of Seller’s liability pursuant to 29 U.S.C. § 2104(a)(2), but for no other purpose, Purchaser’s payment of wages, benefits and other compensation to Resort Employees during any period of time shall be deemed to have been paid by Seller also.

The provisions of this Section 14(j) shall survive the Close of Escrow for a period of twelve (12) months.

(k) Repairs and Improvements. Seller shall use commercially reasonable efforts to complete, or provide for the completion of, by the Closing Date (a) the repair of the roofs on eleven (11) buildings on the Property to the extent reasonably allowed for an aggregate cost not to exceed Four Hundred Thirty-Two Thousand Dollars ($432,000), (b) the replacement of certain ballroom carpeting in the Resort, to the extent reasonably allowed for an aggregate cost not to exceed One Hundred Ten Thousand Dollars ($110,000), and (c) the establishment of a golf course irrigation lake on the Real Property, to the extent reasonably allowed for an aggregate cost not to exceed One Hundred Twenty-Nine Thousand Dollars ($129,000), all in accordance with the scope of work described in Exhibit H attached to this Agreement and the contracts entered into prior to, on or after the Effective Date between Seller and/or its affiliates and the contractors performing such works of improvements (collectively, the “Capital Improvements Contracts”). If the cost of completion of any of the work of improvements described in preceding clauses (a), (b) or (c) is specified in the applicable Capital Improvements Contract to be in excess of the cap amounts set forth above, then Purchaser shall be given a copy thereof and reasonable time (not to exceed two (2) business days) to comment on such contract prior to execution thereof by Seller; provided, however, that although Seller shall consider Purchaser’s comments and, so long as they do not expose Seller to additional cost or liability, attempt to negotiate those comments that are reasonably approved by Seller into the final Capital Improvement Contract, in the event that such comments are not in the final applicable contract, Purchaser’s obligations under this Section 14(k) shall remain unchanged. In the event that all or any portion of the work of improvements described in the preceding clauses (a), (b) or (c) is not completed prior to the Closing Date in accordance with such scope of work or the Capital Improvements Contracts, then Seller shall credit Purchaser against the Purchase Price with an amount equal to the actual costs remaining to complete the remaining portions of such work of improvement up to but, not in excess of, the difference between the cap-amounts referenced above for each such work of improvement less the costs incurred by Seller through the Closing Date for each such work of improvement. The Closing shall occur notwithstanding the fact that any portion of any such works of improvement are not completed prior to the Closing Date and Seller shall thereafter be relieved from any and all obligation to complete such works of improvement. In the event that the actual amounts required to complete the scope of work described in the Capital Improvements Contracts are in excess of the cap-amounts set forth in clauses (a), (b) and (c) above for any or all such projects, then, at Closing, Purchaser shall reimburse Seller such excess amount to the extent Seller actually incurred such excess costs prior to Closing and Purchaser shall assume the obligation to pay the excess costs to the extent Seller has not actually incurred such excess costs as of such date. At Closing, Seller shall assign to Purchaser all warranties and, if any work remains to be completed after Closing, Seller shall assign its rights under the Capital Improvements Contracts, and, in the event of an assignment of such Capital Improvements Contracts to Purchaser, Purchaser shall assume all obligations of Seller arising thereunder from and after the Closing Date (except for the obligation to pay any amounts in excess of the cap amounts listed above to the extent required under the Capital Improvements Contracts which obligations Purchaser shall assume regardless of whether they arise prior to, on or after Closing), all in accordance with the Assignment and Assumption of Contracts; provided, however, that, notwithstanding anything set forth in Exhibit H that may be construed to the contrary, in no event shall Seller be liable for any defects, failure of contractors to follow the scope of work as described in Exhibit H or perform in accordance with any Capital Improvements Contracts, or any other adverse matters associated with any of the work described in Exhibit H. Purchaser’s acceptance of the Deed shall be deemed conclusive evidence that Purchaser waives any rights and claims against Seller in connection with such work and that the releases set forth in Section 11(c) above apply to any claims against Seller or any other Released Parties arising out of such work at any time. Seller makes no representations or warranties regarding any aspect or matter related to any portion of the works of improvements described in Exhibit H or the Capital Improvements Contracts that are performed by Seller or its agents or contractors. In the event of any conflict between the terms of the Assignment and Assumption of Contracts and this Section 14(k), the terms of this Section 14(k) shall control.

(l) Assignment and Assumption of Contracts. All Contracts shall be assigned to and assumed by Purchaser at the Close of Escrow pursuant to an Assignment and Assumption of Contracts in the form attached to this Agreement as Exhibit B, and Purchaser agrees to assume the liabilities and obligations arising under such Contracts to the extent such liabilities and obligations arise or are incurred and are first required to be performed on and after the Closing Date (or Purchaser obtains a credit to the Purchase price as of the Closing), except in the case of amounts due under the Capital Improvements Contracts in excess of the cap amounts set forth in Section 14(k), which excess amounts, if any, shall be paid by Purchaser regardless of whether they accrue prior to, on or after Closing. Purchaser has accepted all Contracts, and, subject to the provisions set forth below and in Section 1(a)(vi), Purchaser shall have no right to disapprove any Contracts. If the assignment of any Contract to Purchaser, regardless of whether such Contract was delivered to Purchaser prior to, on or after the Effective Date, requires the consent of the other contracting party and such other party disapproves the assignment to Purchaser or does not permit Seller to be released from the obligations under such Contract, Seller shall nevertheless assign the Contract to Purchaser under the Assignment and Assumption of Contracts (as defined below) in which event such assignment shall constitute an equitable assignment by Seller to Purchaser of all of Seller’s rights, benefits, title and interest in and to the subject Contracts, and, under the Assignment and Assumption of Contracts, Purchaser shall, as between Purchaser and Seller, assume the obligations of Seller under such subject Contract and indemnify and hold harmless Seller and the other Released Parties (as defined below) from and against any loss, damage, cost (including without limitation reasonable attorneys fees), or liability accruing or arising under or from such subject Contract on or following the Close of Escrow or as a result of the assignment of the subject Contract, except in the case of amounts due under the Capital Improvements Contracts in excess of the cap amounts set forth in Section 14(k), which excess amounts, if any, shall be paid by Purchaser regardless of whether they accrue prior to, on or after Closing. Seller shall pay all costs and expenses, if any, associated with the termination or performance of any Unassignable Contracts and all contracts, agreements and leases, not included in the defined term for Contracts, including, all costs and expenses associated with terminating the Existing Management Agreement and any other obligations of Seller or its affiliates to Marriott. In the event of any conflict between the terms of the Assignment and Assumption of Contracts and this Section 14(l), the terms of this Section 14(l) shall control.

(m) Estoppel. To the extent requested by Purchaser prior to Closing, Seller deliver to the HOA an estoppel certificate in the form of Exhibit J attached hereto to the HOA and will make reasonable inquires of the HOA requesting that the HOA execute and return the estoppel certificate. In no event shall the execution of the estoppel certificate by the HOA be a condition precedent to any of Purchaser’s obligations hereunder, including, without limitation, any Purchaser’s obligation to purchase the Property.

The provisions of this Section 14 (a) through (m) shall survive the Close of Escrow.

15. Loss by Fire, Other Casualty or Condemnation.

(a) Material Damage. In the event that, prior to the Closing, the Property is destroyed or materially damaged (as defined in Section 15(c) below) by casualty, Purchaser shall have the right, exercisable by giving notice to Seller within fifteen (15) days after receiving written notice of such casualty, either (i) to terminate this Agreement and obtain a refund of the Deposit, in which case neither party shall have any further rights or obligations hereunder other than those obligations that expressly survive a termination of this Agreement and except that Purchaser and Seller each shall be responsible for one-half (1/2) of any title or escrow cancellation fee or (ii) to accept the Property in its then condition and to proceed with the Closing with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, in which case Purchaser shall be entitled to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent.

(b) Non-Material Damage. In the event that, prior to the Closing, there is any non-material damage to the Property caused by casualty, Seller shall elect either (i) to repair or replace such damage prior to the Closing and Purchaser shall proceed with the Closing following completion of such repair or replacement, or (ii) to proceed to Closing without repair or replacement of the damage, in which case the Purchase Price shall be reduced by the amount of any deductible for the applicable insurance coverage and Purchaser shall be entitled to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction; provided, however, that any cost or expense incurred by Seller in connection with repairing or replacing such damage shall not be included in any closing or post-closing proration or adjustment of the Purchase Price or otherwise credited to Seller’s benefit in connection with this transaction.

(c) Definition of Material Damage. For purposes of this Section 16, damage to the Property shall be deemed to involve a material portion thereof if the estimated cost of restoration or repair of such damage reasonably estimated by Seller shall be $5,600,000.

(d) Condemnation. In the event that, prior to the Closing, the entire Property, or any substantial portion thereof, is subject to a condemnation by a public authority, then Purchaser shall have the right, exercisable by giving notice to Seller within fifteen (15) days after receiving written notice of such taking, either (i) to terminate this Agreement and obtain a refund of the Deposit, in which case neither party shall have any further rights or obligations hereunder, other than those obligations that expressly survive a termination of this Agreement and except that Purchaser and Seller shall each be responsible for one-half of any title or Escrow cancellation fee or (ii) to accept the Property in its then condition and proceed to close this transaction, and to receive an assignment of all of Seller’s rights to any condemnation awards payable by reason of such condemnation. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such awards without Purchaser’s prior written consent. Seller agrees to give Purchaser prompt notice of any threatened taking of the Property promptly after Seller receives notice of the same. For the purposes of this Section 15(d) “substantial portion” shall mean any portion of the Property (i) the value of which, in the reasonable estimate of Seller, exceeds $5,600,000, (ii) which reduces the available parking to an amount less than the minimum number of spaces required by current law, or (iii) which results in a material reduction in the access to the Resort from Bob Hope Drive.

16. Default; Termination.

(a) Default by Seller.

(i) Discovered Prior to the Close of Escrow. In the event of any breach of any representation or warranty of Seller contained in Section 12(a) that is discovered prior to the Close of Escrow, then the provisions of Section 12(b)(i) shall apply. In the event (a) of any breach by Seller of any provision of this Agreement other than a breach of any representation or warranty under Section 12(a), which is not cured within fifteen (15) days after notice thereof from Purchaser (which fifteen (15) day period shall, if necessary, automatically extend the Closing Date to the expiration date of such fifteen (15) day period), or, (b) a breach of a representation or warranty of Seller contained in Section 12(a) discovered prior to the Close of Escrow is not cured by Seller (at Seller’s option, with no obligation to do so) in the manner specified in Section 12(b)(i) for any reason, and if the reasonably estimated damages to be incurred by Purchaser resulting from such breach, together with any damages for any breach of any representation or warranty of Seller contained in Section 12(a) (1) are equal to or are less than Five Hundred and Sixty Thousand Dollars ($560,000) in the aggregate (not on a per claim basis) (the “Deductible”), and so long as all conditions precedent to Purchaser’s obligations hereunder have been satisfied (other than any conditions precedent which are not satisfied due to the default by Seller), then Purchaser shall be obligated to close escrow under this Agreement with no reduction or other adjustment to the Purchase Price notwithstanding that Purchaser shall incur such damages, or (2) are greater than the Deductible, then Purchaser, as its sole and exclusive remedy, shall elect either (x) to terminate this Agreement, in which event the parties shall not have any obligations to the other except for their obligations that expressly survive a termination of this Agreement, the Deposit shall be returned to Purchaser, and all other rights and obligations of the parties hereunder (except those set forth in this clause (x)) shall terminate immediately; or (y) to irrevocably waive such default, nonperformance, inaccuracy or breach and proceed to Closing with a reduction in the Purchase Price equal to the reasonably estimated Damages in excess of the Deductible; or (z) to commence an action for specific performance of this Agreement; provided, however, that the remedy of specific performance shall be available to Purchaser only in the case of a willful refusal to close by Seller and in the event Purchaser files a suit for specific performance within forty-five (45) days following the Closing Date and does not include any claims for compensatory, punitive or other monetary damages in such suit, failing which, Purchaser shall be barred from enforcing Seller’s obligations in such manner and shall be deemed to have elected to terminate this Agreement pursuant to clause (x).

(ii) Discovered After the Close of Escrow. In the event of any breach of any representations or warranty of Seller contained in Section 12(a), or in the event of any breach by Seller of any provision of this Agreement other than a breach of any representation or warranty under Section 12(a), that is discovered or occurs after the Close of Escrow shall be subject to the following: (i) no such claim shall be made until the damages from such claim are at least equal to the Deductible in the aggregate, (ii) any such claim must be made within 12 months after the Close of Escrow, and (iii) Purchaser shall be limited to its actual compensatory damages not to exceed Three Million Three Hundred Sixty Thousand Dollars ($3,360,000) in the aggregate (the “Cap”) from all claims in the aggregate (not on a per-claim basis), but shall not be entitled to consequential or punitive damages or any lost rents, profits, “benefit of the bargain,” or lost business opportunities. Notwithstanding the foregoing, the Deductible, Cap, time limitations and the limitation on types of damages contained herein shall not apply to any claim with respect to (a) an obligation of Seller or its affiliates to pay the termination fees owing to Marriott International, Inc., Manager or their affiliates, or (b) any fraudulent acts or omissions by Seller.

The provisions of this Section 16(a) shall survive the Close of Escrow and any earlier termination of this Agreement.

(b) Default by Purchaser. If the Closing does not occur due to Purchaser’s failure or inability to perform any of its obligations hereunder, then Seller, as its sole and exclusive remedy, shall elect either: (i) to terminate this Agreement and receive the Deposit as liquidated damages for breaches occurring prior to the Closing Date, in which event the parties shall not have any obligations hereunder to the other except for the obligations that expressly survive a termination of this Agreement; or (ii) to waive such matter or condition and proceed to Closing. IF SELLER TERMINATES THIS AGREEMENT AS PROVIDED IN SECTION 16(b)(i) AND HAS THE RIGHT TO RECEIVE THE DEPOSIT, THE PARTIES ACKNOWLEDGE AND AGREE BY INITIALING BELOW THAT: (I) IN THE EVENT OF SUCH A DEFAULT, SELLER WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN; AND (II) THE DEPOSIT, TOGETHER WITH ALL INTEREST, IF ANY, EARNED THEREON, BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER BY REASON OF SUCH A DEFAULT, AND THE DEPOSIT AND INTEREST IS NOT AN AMOUNT WHICH IS UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE (PURCHASER ACKNOWLEDGING AND AGREEING THAT PURCHASER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 16) AND SUCH CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS CONSULTED WITH PURCHASER’S COUNSEL WITH RESPECT THERETO); AND (III) UPON DELIVERY TO ESCROW AGENT BY SELLER OF WRITTEN NOTICE OF THEIR ELECTION TO TERMINATE THIS AGREEMENT AS PROVIDED IN CLAUSE (i) OF SECTION 16(b) SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, AND PURCHASER SHALL FORTHWITH INSTRUCT ESCROW AGENT TO RELEASE THE DEPOSIT AND ALL INTEREST EARNED THEREON TO SELLER AND TO RETURN TO SELLER ALL DOCUMENTS AND INSTRUMENTS THERETOFORE DEPOSITED INTO THE ESCROW BY OR ON BEHALF OF THEM; PROVIDED, HOWEVER, THAT THE DEPOSIT SHALL BE IN ADDITION TO AND NOT IN LIEU OF ANY AMOUNTS OWED TO SELLER BY PURCHASER AS A RESULT OF INDEMNITIES AND OTHER PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE ITS TERMINATION; AND PROVIDED FURTHER, THAT SELLER SHALL BE ENTITLED TO RECOVER FROM PURCHASER ATTORNEYS’ FEES AND OTHER OUT OF POCKET COSTS INCURRED BY THEM IN CONNECTION WITH THE ENFORCEMENT OR DEFENSE OF OBLIGATIONS CONTAINED IN THIS SECTION 16. IN FURTHER

EVIDENCE OF THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION, SELLER AND PURCHASER HAVE INITIALED BELOW:

SELLER:	PURCHASER:

17. Miscellaneous.

(a) Waiver of Performance. Either party may waive the satisfaction or performance of any conditions or agreements in the Agreement which have been inserted for its own and exclusive benefit, so long as the waiver is in writing (unless this Agreement provided for a non-written waiver) and specifies the waived condition or agreement and is delivered to the other party hereto and to the Escrow Holder.

(b) Paragraph Headings. The paragraph headings of this Agreement are for purposes of reference only and shall not be used for limiting or interpreting the meaning of any paragraph.

(c) Notices. All notices under this Agreement shall be in writing and shall be effective upon actual receipt whether delivered by personal delivery, legible facsimile (for which receipt is confirmed) or nationally recognized overnight courier (such as Federal Express or United Parcel Service) or, to the extent required by applicable law, sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective parties addresses indicated in the Summary. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other parties and Escrow Holder in advance in a manner described in this Section 17(c).

(d) No Lis Pendens. As material consideration to Seller’s entering into this Agreement with Purchaser, Purchaser expressly waives any right under California Code of Civil Procedure, Part II, Title 4.5 (Sections 409 through 409.9), under statutory law or at common law or otherwise to record or file a lis pendens or a notice of pendency of action or similar notice or any type of lien against all or any portion of the Property.

(e) Amendments. This Agreement may be amended only by written agreement signed by both of the parties hereto.

(f) Time of the Essence. Time and each of the terms, covenants, conditions and contingencies of this Agreement are hereby expressly made of the essence.

(g) Counterparts. This Agreement may be executed in several counterparts and all such executed counterparts shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties hereto are not signatories to the original or to the same counterpart.

(h) Governing Law. The validity, construction and operational effect of this Agreement shall be governed by the laws of the State of California. To the fullest extent allowed by applicable law, the parties hereby voluntarily and intentionally waive trial by jury in any action, proceeding or counterclaim (whether arising in tort or contract) brought by any of the parties hereto against any other party in respect of any matter arising out of or in connection with this Agreement. All disputes, litigation, proceedings or other legal actions by a party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of California sitting in Riverside County, California, or of the United States sitting in the Central District of California. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of California sitting in Riverside County, California and of the United States sitting in the Central District of California in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons in the manner required by applicable law. The provisions of this Section 17(h) shall survive the Close of Escrow.

(i) Assignments.

(i) Except to Purchaser’s lender for security for any financing provided in connection with the transactions contemplated hereby, in which case no consent is required, Purchaser may not assign its rights under this Agreement without the prior written consent of Seller, and any such assignment shall not relieve the assignor of its obligations under this Agreement. Notwithstanding the foregoing, Purchaser may designate one or more Affiliates “controlled,” directly or indirectly, by Purchaser to take title to the Property and to perform Purchaser’s obligations with respect to the Closing, including execution and delivery of documents provided that (1) no designation pursuant to the preceding sentence shall relieve Purchaser from liability for performance of its obligations under this Agreement and (2) Purchaser’s obligations under this Agreement are assigned to and assumed by such affiliate pursuant to a form of assignment and assumption reasonably approved by Seller. Such form of assignment and assumption shall include provisions identical to those set forth in Section 11 of this Agreement and assignee shall initial such provisions in the same manner as Purchaser has initialed them hereunder. The term “Affiliate” means (i) any Person which beneficially owns or holds 10% or more of any class of voting securities of such designated Person or 10% or more of the equity interest in such designated Person and (ii) any Person of which such designated Person beneficially owns or holds 10% or more of any class of voting securities or in which such designated Person beneficially owns or holds 10% or more of the equity interest. The term “control” (including “controls,” “controlled by,” and “under common control with”) means the ability through ownership, direct or indirect, of voting stock or other equity interests, to direct or cause the direction of the management and policies of a person, partnership, corporation, limited liability company or other entity.

(ii) Except to the extent expressly allowed under this Agreement, Seller shall have no right to assign or delegate any of its right, title and interest in, to and under this Agreement without the prior written consent of Purchaser. No assignment made by Seller shall be of any force or effect whatsoever unless and the prior written consent of Purchaser shall have been obtained. Notwithstanding anything to the contrary contained herein, no assignment to which Purchaser has consented shall relieve the assigning party from its liability under this Agreement. Any assignment made in violation hereof or which does not comply with the provisions hereof is and shall be null and void.

(iii) Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

(j) Attorneys’ Fees and Costs. In any action between the parties hereto seeking the enforcement of any of the terms or provisions of this Agreement, or in connection with the Property, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys’ fees, charges and expenses.

(k) Prior Agreements. This Agreement supersedes any and all oral or written agreements between the parties and their respective affiliates hereto regarding the Property which are prior in time to this Agreement. Neither Purchaser nor Seller shall be bound by any prior understanding, agreement, promise, representation or stipulation, express or implied, not specified herein.

(l) Further Assurance. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

(m) Possession. Seller shall deliver possession of the Property to Purchaser as of 12:01 a.m. PDT on the Closing Date, including all keys and codes in Seller’s possession, all Contracts, Permits, books and records relating to the Property, and originals of documents delivered hereunder, such possession being subject only to the rights of tenants and guests in possession.

(n) Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

(o) Broker’s Fees and Commissions. Purchaser represents and warrants to Seller that it has not entered into any agreement or taken any action which will result in any obligation to pay any brokerage, finder’s fee or similar commission in connection with the purchase and sale of the Property as herein contemplated, other than to KSL Capital Partners, LLC. Seller represents and warrants to Purchaser that it has not entered into any agreement or taken any action which will result in any obligation to pay any brokerage, finder’s fee or similar commission in connection with the purchase and sale of the Property as herein contemplated, other than to Hodges, Ward & Elliott. Purchaser and Seller each agrees to indemnify, defend and hold the other harmless from and against any and all claims for brokerage commissions and fees or finder’s fees payable in connection with the sale of the Property or the transactions covered and contemplated by this Agreement resulting from the act or omission of such indemnifying party, except that Purchaser shall not be indemnified for any commissions or fees owing to KSL Capital Partners, LLC, and Seller shall not be indemnified for any commissions or fees owing to Hodges, Ward & Elliott. Nothing in this Agreement shall be construed to confer any third party benefit on any broker or any other person not a party hereto with respect to this

Agreement. Each party represents and warrants to the other that, except as specified in this Section 17(o), it has not dealt with any brokers, agents or others in connection with the transaction contemplated herein which would give rise to any claim for a sales commission, finder’s fee, or fee or commission of a similar kind or nature.

(p) Construction of Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa. As used in this Agreement, the term “Seller” shall include the respective successors and assigns of Seller, and the term “Purchaser” shall include the successors and permitted assigns of Purchaser.

(q) Days. As used in this Agreement, “days” shall refer to calendar days and not business days. However, should any expiration date, due date or other time period fall on a Saturday, Sunday or holiday on which the New York Stock Exchange is closed for business for the entire day, such expiration date, due date or time period shall be extended to the next business day.

(r) Announcements. Seller and Purchaser shall consult with each other with regard to all press releases and other announcements issued at or prior to the Closing concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Seller nor Purchaser shall issue any such press release or other such publicity prior to the Closing without the prior consent of the other party.

(s) Exhibits. References in this Agreement to Exhibits means the exhibits attached hereto, all of which are incorporated by reference into this Agreement

(t) Escrow Holder. Escrow Holder shall not be liable: (i) to any of the parties for any act or omission to act, except for its own negligence or willful misconduct; (ii) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Holder or exchanged by the parties hereunder, whether or not Escrow Holder prepared such instrument; (iii) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (iv) for the expiration of any time limit or other consequence of delay, unless such time limit is expressly set forth in this Agreement or in a properly executed written instruction, accepted by Escrow Holder, has instructed Escrow Holder to comply with said time limit; and (v) for the default, error, action or omission of either party to the escrow. Escrow Holder, in its capacity as escrow holder, shall be entitled to rely on any document or paper received by it, believed by such Escrow Holder, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Holder may, if such Escrow Holder so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in Riverside County, California, and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Holder shall be relieved and released from any further liability with respect to the Deposit as Escrow Holder hereunder. Escrow Holder shall not be liable for Escrow Holder’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

(u) No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

(v) Time of Essence. Time is of the essence with respect to every provision of this Agreement.

(w) Signatory Exculpation. The individuals signing for the parties hereto are executing this Agreement in their capacities as representatives of such parties and not individually and, therefore, shall have no personal or individual liability of any kind or nature in connection with the execution of this Agreement and the documents contemplated by it.

(x) Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:

(i) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(ii) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(iii) References to “including” shall mean “including without limitation”.

(iv) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(v) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(y) No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

(z) No Recourse.

(i) Notwithstanding anything contained herein to the contrary or any rights of Purchaser at law or in equity, in the event of any default or breach by Seller under this Agreement, Purchaser’s remedies shall in all events be restricted to enforcement of its rights against the property and assets of Seller, and no recourse shall be had to any of the partners, members or shareholders of Seller personally or to any property and assets of any of the members, partners or shareholders of Seller.

(ii) Notwithstanding anything contained herein to the contrary or any rights of Seller at law or in equity, in the event of any default or breach by Purchaser under this Agreement, Seller’s remedies shall in all events be restricted to enforcement of its rights against the Deposit and, to the extent this Agreement does not expressly limit Seller’s remedies to enforcement of its rights solely against the Deposit, the assets of Purchaser, and no recourse shall be had to any of the partners, members or shareholders of Purchaser personally or to any property and assets of any of the members, partners or shareholders of Purchaser.

(aa) No Effect Until Mutual Execution. The submission of this Agreement by Seller, its agent or representative for examination or execution by Purchaser does not constitute an option or offer to sell the Property upon the terms and conditions contained herein or a reservation of the Property in favor of Purchaser, it being intended hereby that this Agreement shall only become effective upon the execution hereof by Seller and Purchaser and delivery of a fully executed agreement to Purchaser and Escrow Holder

(bb) Survival. The provisions of this Section 17 shall survive the Closing. All of the representations and warranties and covenants of the parties contained in this Agreement shall not survive the Closing and shall merge into the closing documents, unless otherwise expressly provided in this Agreement. Upon the Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by proceeding to the Closing.

[The next page is the signature page.]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date first above written.

SELLER:

NEW RANCHO, L.L.C., a Delaware limited liability company

By:	/s/ Laurence Geller
Name:	Laurence Geller
Title:	President and CEO

PURCHASER:

KSL RLP HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	Vice President

Acceptance by Escrow Holder

Escrow Holder acknowledges receipt of the foregoing Agreement and accepts the instructions contained therein.

Dated: 5/8, 2006

COMPANY

By:	/s/ Kelly Simoneau
Name:	Kelly Simoneau
Title:	Vice President

EXHIBIT A

LEGAL DESCRIPTION

PARCEL 1:

Lot(s) 18 through 33, inclusive of Tract No. 7251-1, in the City of Rancho Mirage, as shown by Map on file in Book 87, Page(s) 29 through 38, inclusive of Maps, in the Office of the County Recorder of Riverside County, California.

Assessor’s Parcel Nos.: 618-120-012; 618-160-014, 015, 021; 618-180-002, 003, 006; 618-190-005, 011, 012, 014, 015, 017, 018, 020, 021; 618-200-001, 005, 006; 618-230-001, 003, 013, 015

PARCEL 1-A:

All rights to easements, private roadways, and common areas on Tract No. 7251-1, in the City of Rancho Mirage, as shown by Map on file in Book 87, Page(s) 29 through 38, inclusive of Maps, in the Office of the County Recorder of Riverside County, California, and on Tract 7251, in the City of Rancho Mirage, as shown by Map on file in Book 91, Page(s) 86 through 89, inclusive of Maps, in the Office of the County Recorder of Riverside County, California, specifically described in the Declaration of Covenants, Conditions and Restrictions recorded December 30, 1976, as Instrument No. 202382; modifications recorded August 11, 1977, Instrument No. 155480; August 11, 1977, Instrument No. 155482; May 27, 1983, Instrument No. 105189; June 8, 1988, Instrument No. 155978; August 5, 1996, Instrument No. 294142 and Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded June 4, 2003, Instrument No. 2003-404034, all of Official Records of Riverside County, California.

PARCEL 2:

Lot(s) 5 of Tract No. 7263, in the City of Palm Desert, as shown by Map on file in Book 90, Page(s) 52 and 53 of Maps, in the Office of the County Recorder of Riverside County, California.

Assessor’s Parcel No. 618-240-014

PARCEL 2A:

All rights to easements, private roadways, and common areas on Tract No. 7263, in the City of Rancho Mirage, as shown by Map on file in Book 90, Page(s) 52 and 53 of Maps, in the Office of the County Recorder of Riverside County, California, specifically described in the Declaration of Covenants, Conditions and Restrictions recorded December 10, 1976, as Instrument No. 202382; modifications recorded August 11, 1977, Instrument No. 155480; August 11, 1977, Instrument No. 155482; May 27, 1983, Instrument No. 105189; June 8, 1988, Instrument No. 155978; August 5, 1996, Instrument No. 294142 and Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded June 4, 2003, Instrument No. 2003-404034, all of Official Records of Riverside County, California.

EXHIBIT A

PARCEL 3:

Lot(s) 1 through 55, inclusive and Lot(s) A through F, inclusive of Tract No. 8829, in the City of Rancho Mirage, as shown by Map on file in Book 92, Page(s) 88 through 93, inclusive of Maps, in the Office of the County Recorder of Riverside County, California.

Assessor’s Parcel Nos.: 618-120-009, 010; 618-170-002, 003, 004, 005, 006, 007

PARCEL 3A:

All rights to easements, private roadways, and common areas on Tract No. 7251-1, in the City of Rancho Mirage, as shown by Map on file in Book 87, Page(s) 29 through 38, inclusive of Maps, in the Office of the County Recorder of Riverside County, California and on Tract No. 7251, in the City of Rancho Mirage, as shown by Map on file in Book 91, Page(s) 86 through 89, inclusive of Maps, in the Office of the County Recorder of Riverside County, California, specifically described in the Declaration of Covenants, Conditions and Restrictions recorded December 30 1976 as Instrument No. 202382; modifications recorded August 11, 1977, Instrument No. 155480; August 11, 1977, Instrument No. 155482; May 27, 1983, Instrument No. 105189; June 8, 1988, Instrument No. 155978; August 5, 1996, Instrument No. 294142 and Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded June 4, 2003, Instrument No. 2003-404034, all of Official Records of Riverside County, California.

PARCEL 4:

Lot(s) 11 of Tract No. 7251, in the City of Rancho Mirage, as shown by Map on file in Book 91, Page(s) 86 through 89, inclusive of Maps, in the Office of the County Recorder of Riverside County, California.

Assessor’s Parcel No. 618-190-002

PARCEL 4A:

All rights to easements, private roadways, and common areas on Tract No. 7251, in the City of Rancho Mirage, as shown by Map on file in Book 91, Page(s) 86 through 89, inclusive of Maps, in the Office of the County Recorder of Riverside County, California, specifically described in the Declaration of Covenants, Conditions and Restrictions recorded December 30, 1976 as Instrument No. 202382; modifications recorded August 11, 1977, Instrument No. 155480; August 11, 1977, Instrument No. 155482; May 27, 1983, Instrument No. 105189; June 8, 1988, Instrument No. 155978; August 5, 1996, Instrument No. 294142 and Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded June 4, 2003, Instrument No. 2003-404034, all of Official Records of Riverside County, California.

EXHIBIT A

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (“Assignment”) is made as of the      day of                     , 2006, by NEW RANCHO, L.L.C., a Delaware limited liability company (“Assignor”)1, whose address is Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60606, to KSL RLP HOLDINGS, LLC, a Delaware limited liability company (“Assignee”), whose address is 50-905 Avenido Bermudas, La Quinta, California 92253.

RECITALS

A. Assignor as “Seller” and Assignee as “Purchaser” have entered into that certain Agreement of Purchase and Sale (the “Purchase Agreement”) dated as of May     , 2006, pursuant to the terms of which Assignor shall sell to Assignee and Assignee shall purchase from Assignor certain property, including the hotel (the “Hotel”) currently known as Marriott’s Las Palmas Resort & Spa located at 41000 Bob Hope Drive, Rancho Mirage, California, as more particularly described in the Purchase Agreement.

B. Pursuant to the terms of the Purchase Agreement, Assignor desires to assign to Assignee, and Assignee desires to accept such assignment from Assignor and Assignor’s affiliates, all the right, title and interest of Assignor in and to those contracts (the “Contracts”) identified on Schedule 1, attached hereto and incorporated by reference herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment and Assumption. Effective as of the date hereof (the “Effective Date”), Assignor hereby grants, assigns, transfers and conveys to Assignee, without any representations or warranties and without recourse (except as otherwise provided in the Purchase Agreement), and Assignee hereby accepts from Assignor such grant, assignment, transfer and conveyance, all right, title and interest of Assignor, if any, in and to the Contracts. Assignee hereby assumes and agrees to perform and to be bound by all of the terms, covenants, conditions and obligations of Assignor under the Contracts which first arise on or after the Effective Date (the “Post Effective Date Obligations”); provided, however, that with respect to the Capital Improvements Contracts (as defined in the Purchase Agreement), any and cost overruns shall be the sole responsibility of Assignee regardless of whether such cost overruns first arise before or after the Effective Date.

[1]	With respect to Contracts executed by affiliates of Seller, Seller will cause such affiliates to execute as Assignor an Assignment and Assumption of Contracts that is substantially similar in form and scope to this Exhibit.

EXHIBIT B

2. Assignee Indemnity. Assignee hereby agrees to protect, defend, indemnify and save and hold harmless Assignor from and against the Post Effective Date Obligations and any and all liability, loss, costs, damage or expense (including attorneys’ fees, charges and expenses) which Assignor may incur in connection with the Post Effective Date Obligations, and from any and all claims and demands whatsoever which may be asserted against Assignor by reason of any alleged obligation or undertaking on Assignee’s part or failure of Assignee to perform or discharge any of the terms, covenants or agreements contained in any of the Contracts, which claims or demands first arise from events occurring on or after the Effective Date.

3. Assignor Indemnity. Assignor hereby agrees to protect, defend, indemnify and save and hold harmless Assignee from and against any and all liability, loss, cost, damage or expense (including attorneys’ fees, charges and expenses) which Assignee may incur under the Contracts and from and against any and all claims and demands whatsoever which may be asserted against Assignee, by reason of any alleged obligation or undertaking on Assignor’s part or failure of Assignor to perform or discharge any of the terms, covenants or agreements contained in any of the Contracts which claims or demands arose from events occurring prior to the Effective Date.

4. Further Assurances. Each party agrees to execute such other and further instruments and documents as may be necessary or proper in order to consummate the transaction contemplated by this Assignment.

5. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the respective successors and assigns of Assignor and Assignee.

6. Attorneys’ Fees and Costs. If either party to this Assignment brings any action or suit against the other party to this Assignment by reason of any breach of any covenant, condition, agreement or provision on the part of the other party set forth in this Assignment, the prevailing party shall be entitled to recover from the other party all costs and expenses of the action or suit, including reasonable attorneys’ fees, charges and expenses, in addition to any other relief to which it may be entitled.

7. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

8. Conflict with Purchase Agreement. This Assignment is intended to implement the terms and conditions of the Purchase Agreement. If any of the provisions hereof are in direct conflict with the provisions of the Purchase Agreement, the Purchase Agreement shall control.

9. Counterparts. This Assignment may be executed in several counterparts and all such executed counterparts shall constitute one Assignment, binding on all of the parties hereto, notwithstanding that all of the parties hereto are not signatories to the original or to the same counterpart.

EXHIBIT B

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.

ASSIGNOR:

NEW RANCHO, L.L.C., a Delaware limited liability company

By:	EXHIBIT – DO NOT SIGN
Name:
Title:

ASSIGNEE:

KSL RLP HOLDINGS, LLC, a Delaware limited liability company

By:	EXHIBIT – DO NOT SIGN
Name:
Title:

EXHIBIT B

Schedule 1 to Assignment of Contracts

Schedule of Contracts

[to be attached]

EXHIBIT B

EXHIBIT C

TITLE COMMITMENT

[Attached]

EXHIBIT C

EXHIBIT D

DEED

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

Attn:

SEND TAX STATEMENTS TO:

Attn:
(Space Above for Recorder’s Use Only)

GRANT DEED

Documentary                                                                          Transfer                                         Tax                                              Shown

by Separate Affidavit Not of Record

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, NEW RANCHO, L.L.C., a Delaware limited liability company (“Grantor”), hereby GRANTS to KSL RLP HOLDINGS, LLC, a Delaware limited liability company (“Grantee”), all that certain real property located in the County of Riverside, State of California, and more particularly described on Exhibit A attached hereto and by this reference made a part hereof (the “Property”).

TOGETHER WITH, all and singular, the tenements, hereditaments, easements, rights-of-way and appurtenances belonging or in anywise appertaining to same, including all buildings and other improvements thereon and all the estate, right, title, interest and claim, either at law or in equity, of Grantor in the Property.

EXHIBIT D

IN WITNESS WHEREOF, Grantor has executed this Deed as of the      day of                     , 2006.

NEW RANCHO, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT D

Exhibit A to Grant Deed

Legal Description

[to be attached]

EXHIBIT D

STATE OF CALIFORNIA	)

COUNTY OF	)

On                          , 2006, before me,                                         , Notary Public, personally appeared                                              , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(es) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the persons(s) acted, executed the instrument.

WITNESS my hand and official seal.

My commission expires:

Signature of Notary

AFFIX SEAL

EXHIBIT D

EXHIBIT E

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that NEW RANCHO, L.L.C., a Delaware limited liability company, whose address is c/o Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60606 (“Seller”), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, lawful money of the United States, paid by KSL RLP HOLDINGS, LLC, a Delaware limited liability company, whose address is 50-905 Avenido Bermudas, La Quinta, California 92253 (“Purchaser”), the receipt whereof is hereby acknowledged, has absolutely and unconditionally granted, bargained, sold, transferred, assigned, conveyed and delivered, and by these presents does absolutely and unconditionally grant, bargain, sell, transfer, assign and convey and deliver unto Purchaser, without any representations or warranties and without recourse (except as otherwise provided in the Purchase Agreement, as defined below), all Personal Property and Inventories except for any and all Excluded Assets, as those terms are defined in that certain Purchase and Sale Agreement dated May     , 2006 (“Purchase Agreement”), between Seller and Purchaser with respect to the Property as defined therein.

TO HAVE AND TO HOLD the same unto Purchaser and its successors and assigns forever.

IN WITNESS WHEREOF, Seller has hereunto set its hand and seal by and through its duly authorized undersigned officer, this      day of                     , 2006.

NEW RANCHO, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT E

EXHIBIT F

ASSIGNMENT OF INTANGIBLE PROPERTY

THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY (“Assignment”) is made as of the      day of                                 , 2006 by New Rancho, L.L.C., a Delaware limited liability company (“Assignor”), whose address is Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60606, to KSL RLP Holdings, LLC, a Delaware limited liability company (“Assignee”), whose address is 50-905 Avenido Bermudas, La Quinta, CA 92253.

RECITALS

A. Assignor as “Seller” and Assignee as “Purchaser” have entered into that certain Agreement of Purchase and Sale (the “Purchase Agreement”) dated as of May                     , pursuant to the terms of which Assignor shall sell to Assignee and Assignee shall purchase from Assignor certain property, including the hotel (the “Hotel”) currently known as “Marriott’s Rancho Las Palmas Resort & Spa” located at 41000 Bob Hope Drive, Rancho Mirage, California, as more particularly described in the Purchase Agreement.

B. Pursuant to the terms of the Purchase Agreement, Assignor desires to assign to Assignee, and Assignee desires to accept such assignment from Assignor, all Intangible Property as defined in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment and Assumption. Effective as of the date of this Assignment (the ”Effective Date”), Assignor hereby grants, assigns, transfers and conveys to Assignee, without any representations or warranties and without recourse (except as otherwise expressly stated in the Purchase Agreement), and Assignee hereby accepts from Assignor such grant, assignment, transfer and conveyance, all right, title and interest of Assignor, if any, in and to the Intangible Property, excluding all Excluded Assets and Marriott Trademarks (as defined in the Purchase Agreement). Assignee hereby assumes and agrees to perform and to be bound by all of the terms, covenants, conditions and obligations of Assignor under the Intangible Property which first arise on or after the Effective Date (“Post Effective Date Obligations”).

2. Assignee Indemnity. Assignee hereby agrees to protect, defend, indemnify and save and hold harmless Assignor from and against the Post Effective Date Obligations, and from any and all claims and demands whatsoever which may be asserted against Assignor by reason of any alleged obligation or undertaking on Assignee’s part or failure of Assignee to perform or discharge any of the terms, covenants or agreements contained in any of the Intangible Property, which claims or demands arise from events first occurring on or after the Effective Date.

EXHIBIT F

3. Assignor Indemnity. Assignor hereby agrees to protect, defend, indemnify and save and hold harmless Assignee from and against any and all liability, loss, cost, damage or expense (including attorneys’ fees, charges and expenses) which Assignee may incur under the Intangible Property and from and against any and all claims and demands whatsoever which may be asserted against Assignee, by reason of any alleged obligation or undertaking on Assignor’s part or failure of Assignor to perform or discharge any of the terms, covenants or agreements contained in any of the Intangible Property which claims or demands arose from events occurring prior to the Effective Date.

4. Further Assurances. Each party agrees to execute such other and further instruments and documents as may be necessary or proper in order to consummate the transaction contemplated by this Assignment.

5. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the respective successors and assigns of Assignor and Assignee.

6. Attorneys’ Fees and Costs. If either party to this Assignment brings any action or suit against the other party to this Assignment by reason of any breach of any covenant, condition, agreement or provision on the part of the other party set forth in this Assignment, the prevailing party shall be entitled to recover from the other party all costs and expenses of the action or suit, including reasonable attorneys’ fees, charges and expenses, in addition to any other relief to which it may be entitled.

7. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

8. Conflict with Purchase Agreement. This Assignment is intended to implement the terms and conditions of the Purchase Agreement. If any of the provisions hereof are in direct conflict with the provisions of the Purchase Agreement, the Purchase Agreement shall control.

9. Counterparts. This Assignment may be executed in several counterparts and all such executed counterparts shall constitute one Assignment, binding on all of the parties hereto, notwithstanding that all of the parties hereto are not signatories to the original or to the same counterpart.

EXHIBIT F

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.

ASSIGNOR:

NEW RANCHO, L.L.C., a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:
KSL RLP HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT F

EXHIBIT G

NON-FOREIGN PERSON AFFIDAVIT

Under Section 1445 of the Internal Revenue Code of 1986, as amended (the ”U.S. Code”), a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform KSL RLP Holdings, LLC, a Delaware limited liability company (the ”Transferee”), that withholding of tax will not be required upon the transfer to Transferee by New Rancho, L.L.C., a Delaware limited liability company (the “Transferor”), of that certain real property located in the State of California and currently known as “Marriott’s Rancho Las Palmas Resort & Spa” located at 41000 Bob Hope Drive, Rancho Mirage, California (the “Property”), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the U.S. Code and the Income Tax Regulations promulgated thereunder; and

2. Transferor’s U.S. employer identification number is                     .

3. Transferor’s principal place of business address is Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60606.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor understands that Transferee is relying on this Certificate in determining whether withholding is or will be required in connection with the transfer of the Property by Transferor to Transferee, and that Transferee may face liabilities if any statement contained in this certificate is false.

Transferor hereby indemnifies Transferee, and agrees to hold Transferee harmless, from any liability or cost which such Transferee may incur as a result of: (i) the Transferor’s failure to pay any U.S. Federal Income tax which Transferor is required to pay under applicable federal law or (ii) any false or misleading statement contained herein. Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge declare that I have authority to sign this document on behalf of Transferor.

EXHIBIT G

Dated:                              , 2006

“TRANSFEROR”:

NEW RANCHO, L.L.C., a Delaware limited liability company

By:	EXHIBIT – DO NOT SIGN
Name:
Title:

EXHIBIT G

EXHIBIT H

SCOPE OF WORK

Golf Course Irrigation Lake

The installation shall include:

1.	Demolition of the existing lake and liner

2.	Excavating and shaping the lake

3.	30 mil PVC waterproofing membrane

4.	Placement of 12” of soil cover on the PVC membrane

5.	8”x8” keyway at the shoreline

6.	24” high concrete shoreline with 4’ wide concrete apron

7.	Staining the concrete shoreline

8.	Hauling the excavated soil to the adjacent rough

9.	Shaping the area where the excavated soil is placed

Items not included are as follows:

1.	Draining the lake

2.	All irrigation work

3.	Any changes to the well, intake pipe or irrigation station

4.	All aeration

5.	Construction water to the work area

6.	Engineering and permits

Ballroom Renovation (Carpet and Paint)

1.	Prime and paint crown molding and chair railing. Prime and paint walls two colors. Install six-inch baseboard. Labor only for baseboard. Prime and paint all door pop-outs.

2.	Protect flooring. Mask ceiling at crown molding

3.	All paint to be high-grade low-sheen

4.	Demo and scrape up 2 layers of existing glue down carpet and padding and prepare floors for new materials. Dumpsters provided by Resort.

5.	Carpet installation – labor only – wall-to-wall direct glue down throughout Salons 1 through 8 to include seam sealing and pattern matching as required

6.	Supply and install 1/4” neoprene double glue down padding throughout Salons 1 through 8

7.	Install 936 lf. of custom border – glue down with seam sealer

8.	Purchase carpet from Design Originals as follows:

a.	Carpet 1 – Field Carpet for 1st floor ballroom rug insets

i.	Pattern: 2S3F1D

ii.	Pattern repeat: 18”W x 18”L

iii.	Net quantity: 817 yards (612’9” x 12’)

b.	Carpet 2 – Border Carpet for 1st floor ballroom rug insets

i.	Pattern: 1QKB1D

ii.	Pattern repeat: Border: 13.75”W x 3”L, Bleedout – Solid

iii.	Net quantity: 159 yards (119’3” x 12’)

EXHIBIT H

iv.	952’LF of Border

v.	8 splits and no corners

c.	Carpet 3 – Pattern Bleedout for 1st Floor Ballroom Rug Insets

i.	Pattern: 2S2F1D

ii.	Pattern repeat: 18”W x 18”L

iii.	Net quantity: 639 yards (479’3” x 12’)

Repair of Roofs on 11 Buildings

	October 20, 2005 Original	James 02/06/06 APPROVED Scope of Work
	Petronella Roofing (#1)
Phase #A - Highest Priority Buildings
600	22,050	22,050
800	25,200	25,200
1000	31,500	31,500
1200	22,050	22,050
1400	31,500	31,500
1600	31,500	31,500
2400	31,500	31,500
2600	31,500	31,500
2800	25,200	25,200
3000	25,200	25,200
3200	31,500	31,500

Sub-total Construction Costs:		308,700
Phase #A: ADD Alternates:
Aluminum Coping @Exposed Wood Beams: Entries	$22,000	14,235.29
Aluminum Coping @Exposed Wood Beams: Guest Balconies	Included	Included
Aluminum Drip @ Eaves	Included	Included
Plywood Replacement – Allowance	$16,000	10,352.94
Fascia/Rake Board Replacement – Allowance	$13,000	8,411.76
Ridge/Hip Board Replacement – Allowance	Included	Included
Tile Replacement – Allowance	Included	Included
Wood Structure Replacement (estimate)	0	0
	76,200
Permits (consultant estimate @ 2% including ADD Alternates)	1,524	6,174

Subtotal Reimbursable Allowances:		39,174

Roof Contingencies		15,435

Subtotal		363,309

Building Trellis Replacement		39,971

Consultant Project Management (@ 10%)		40,328

TOTAL PROJECT COSTS NOT TO EXCEED Phase A:		443,608

EXHIBIT H

1.	Tile & Underlayment Removal

A.	Remove roof tiles from section to section with one section of roof tiles removed from the building to allow room to off load tiles on section being roofed to section that has had tiles removed and stored off roof.

B.	Remove all ridge and hip boards and save for reuse.

C.	Remove existing underlayment as necessary to expose plywood deck. Dispose of underlayment daily and do not allow accumulation on roof.

D.	Remove and dispose of all existing flashing.

2.	Roof Deck Preparation

A.	Re-nail plywood diaphragm as necessary to insure flush nailing of plywood deck. Seat all nails that have “backed out” of plywood deck by pounding down nails as necessary.

B.	Report to owner representative any damaged fascia, shiplap or plywood decking prior to installation of any underlayment material. All wood replacement that may be necessary will be first authorized by the owners representative and a change of work order will be generated and executed by the Contractor and Rancho Las Palmas representative.

3.	Underlayment System

A.	Contractor is to provide and install a Dual Layer G-40 high underlayment SBS System over entire roof and a water shield protective membrane at all eaves and valleys.

B.	After anti-pond metal has been installed apply a 12” strip of GAF Stormguard HT over anti-ponding metal and 6” up roof slope.

C.	Install GAF Stormguard HT in a 36” wide strip down all valleys. After 24-gauge saddles are installed at skylight and chimneys apply an 18” wide strip of GAF Stormguard HT over back of saddle and up roof slope.

D.	Provide and install over entire roof surface (2) two-layers of G-40 high performance SBS Underlayment as manufactured by Fontana. Apply in a shingle type fashion over entire roof surface. Fasten with 1” Cap nail at 18” centers. Reset all hip and ridge boards and apply one 18” layer of SBS Felt Underlayment over ridge-boards in a neat and tight fashion.

E.	At all low slope area of roof (Roof areas under 4/12 apply (1) one- layer of # 28 Modified Sheet as manufactured by Certainteed. Torch apply in a shingle type fashion using at 4” end lap and 6” side lap.

F.	Verify that deck surfaces are clean and dry prior to installation of underlayment.

4.	Sheet Metal Flashings

A.	Chimney / Skylights saddles to be new 24-gauge fully soldered with built in crickets and 3” corner returns.

B.	Sidewall pan flashing to be 24-gauge and fastening shall be with 2” metal clips installed between 8”-24”.

C.	Valley flashing to 24-gauge and fastening shall be with 2” metal clips installed between 8”-24”. Valley flashing to be 24” wide.

EXHIBIT H

D.	Anti-pond metal to be brown baked enamel with a 2” face and minimum 4” flange up roof slope. All anti-pond metal to have pre-painted factory finish.

E.	All primary flashings to be 26-gauge standard flashing.

F.	All secondary flashings to be new 26-gauge type flashings with flexible skirt.

G.	E.P.D.M. storm collars to be utilized at all pipe penetrations.

G.	Soft Lead flexible sheet flashings to be utilized at valley to Ridge areas, Ridge terminations to rake interface, Ridge end to gable interface and valley evacuation areas.

I.	Custom 24-gauge splash diverters to be utilized at all evacuation areas of sidewall flashings. Extend sidewall pan flashings from chimney and skylight areas to eave underneath tile. Sidewall flashing extension metal to be of equal width of sidewall flashing with 1/2” turn up on each side to contain water.

5.	Quality Assurance

A.	Use adequate number of skilled workmen who are trained in the necessary crafts and who are completely familiar with specified requirements and the methods needed for proper performance of the work of this section.

6.	Chalk Lines

A.	Chalk horizontal and vertical lines on membrane to assure proper spacing for appearance and water tightness.

B.	Do not exceed manufacturer’s exposure recommendations.

7.	Installing Roofing Tile

A.	Install tiles in strict accordance with Roof tile institute and US tiles most current, written and published specifications, January 2002 edition. Tiles not to exceed 14” to weather exposure. All tiles to be fastened with 10d corrosion resistant fastener for tiles in the field. Fastener shall have a nominal 5/16” head and of sufficient length to penetrate 3/4” into or through substrate.

B.	The first (2) two courses will be fastened with hurricane clip fasteners as manufactured by Newport Fasteners Co. Hurricane clips to be installed along the water channel (Or side) of the tile, as close to the nose end as possible. Screw the hurricane clip to the roof deck using the nail hole closest to the horizontal leg of the hurricane clip.

C.	Valleys are to be applied using an open valley. Tiles will be cut back a minimum of 2” from valley rib. All valley tiles cut pieces to be secured with tile wire ties or RT600 premium grade adhesive.

D.	Tiles at ridge and hip ends to be built up with a minimum of (2) two booster tiles with cement mortar in between each tile. Install 2x3 nailer at sidewall flashing areas. All tiles at sidewall flashing areas to be fastened with tile wire tie system and RT600 premium grade adhesive. Tiles to be set back at chimneys and skylights one half course at down slope sections.

8.	Eave Areas

A.	Install anti-ponding metal and Stormguard HT as specified.

B.	Install underlayment system and roof tiles in accordance with manufactures specifications. Hurricane clip first (2) two-courses of tile.

EXHIBIT H

C.	Install nominal 2”x2” on top of fascia prior to installing anti-ponding metal. (only if necessary )

9.	Rake Areas

A.	Install underlayment with a 2” turn down over edge.

B.	Install 2x4 nailer flat on deck.

C.	Install 2x2 nailer over 2x4 nailer.

D.	All rakes are to receive a right rake or left rake tile. All rake tiles to be fastened with (2) two non-corrosive nails. Apply a continuous bead of RT600 premium grade adhesive at head lap of all ridge tiles at rake.

E.	Apply 1” dab of RT-600 tile adhesive at overlap of rake tiles.

10.	Hip And Ridge Areas

A.	Install all hip tiles and miter cut for tight fit at hip.

B.	Install all cut tiles using nail, wire tie, or RT600 premium grade adhesive.

C.	Install (1) one-layer of diamond screed lath over hip / ridge boards prior to cement weather block.

D.	All tiles will be immersed in water for (2) two minutes before coming in contact with cement mortar. All mortar to comply with Chapter 24 type “O” mortar. All hip and ridge areas will receive a full cement weather block in a continuous fashion. All hip / ridge ends to receive a full bull-nose of mortar applied in a neat clean fashion. All hip / ridge tiles to be secured with one corrosion resistant fasteners into the wood nailers. At all head laps in hip / ridge tiles a bead of RT600 premium grade adhesive to be utilized at all tiles.

11.	Mansard Ridge Areas

A.	Install 2x6 nailer in front on end and 2x4 nailer at back on end. Envelope nailers with underlayment to a tight fit.

B.	Install diamond screed lath over ridge nailers.

C.	Install full cement weather block at ridge. Fully immerse all tile coming in contract with mortar for two-minutes prior to contact with mortar.

D.	Install rake tile at back and ridge tile on top. Apply RT600 premium grade adhesive at all head laps at ridge.

12.	Roof To Wall Intersection

A.	Apply 26- gauge roof to wall flashing at all roof to wall interface.

13.	Pipe Details

A.	Primary flashing to be installed directly to the roof deck with a minimum six-inch skirt.

B.	Underlayment is laid in shingle fashion, with A.S.T.M. plastic modified cement used to secure underlayment around collar of primary flashing. After tile is notched to accept pipe, secondary flashing is to be installed on top of tile with a minimum nine-inch flexible skirt. Continue installation of adjacent and overlapping tiles.

EXHIBIT H

14.	Painting Of Flashings

A.	All flashings and valleys are to be primed with approved primer by Dunn Edwards or equal.

B.	All flashings and valleys to be painted with (2) two coats of high quality exterior paint to match tile color.

15.	Clean Up / Punch List

A.	All tile roofs to be washed down after completion.

B.	A punch list will be generated for building and signed off by Contractors Quality Control Supervisor and Rancho Las Palmas Representatives. Punch list will include building number and date.

EXHIBIT H

EXHIBIT I

OWNER’S DECLARATION

The undersigned hereby declares as follows:

1.	New Rancho, L.L.C., a Delaware limited liability company (“Owner”), has not conveyed, assigned or otherwise transferred any of its right, title or interest in the premises located at 41000 Bob Hope Drive, Rancho Mirage, California, and further described in Preliminary Report/Commitment (“Commitment”) issued by Fidelity National Title Insurance Company (“Fidelity”) on April 18, 2006, under File No. 9870220, except pursuant to the documents set forth on Schedule B, Section 2, of such Commitment (“the Land”), attached hereto as Exhibit “A” and by this reference incorporated herein.

2.	During the period of six months immediately preceding the date of this declaration, certain work of improvement has been done and materials furnished in connection with three works of improvement upon the Land described as follows: (a) the repair of the roofs on eleven (11) buildings on the premises in the approximate total sum of Four Hundred Thirty-Two Thousand Dollars ($432,000); (b) the replacement of certain ballroom carpeting on the premises in the approximate sum of One Hundred Ten Thousand Dollars ($110,000), and (c) the establishment of a golf course irrigation lake on the premises in the approximate sum of One Hundred Twenty-Nine Thousand Dollars ($129,000), but no work whatever remains to be done and no materials remain to be furnished to complete such works of improvement, nor are there any unpaid bills incurred for labor and materials used in making such improvements or repairs upon the Land, or for the services of architects, surveyors or engineers, except as follows: [described remaining work, unpaid bills, etc.] . Owner hereby agrees to indemnify and hold harmless Fidelity National Title Insurance Company against any and all claims arising from the portion of such works of improvement performed prior to the date on which the premises are transferred to , except to the extent of any costs, damages or liabilities caused, directly or indirectly, by the gross negligence or willful misconduct of Fidelity.

3.	Owner is not a debtor in bankruptcy (and if a partnership, the general partner thereof is not a debtor in bankruptcy); and, to Owner’s knowledge, has not received notice of any pending court action affecting the title to the Land.

4.	Except as shown in the above-referenced Preliminary Report/Commitment, Owner has not entered into any unpaid or unsatisfied security deeds, mortgages or deeds of trust that constitute a lien against the Land or that affect the Land but have not been recorded in the public records.

5.	The Land is currently in use as a hotel, resort and spa, and various amenities related thereto. To Owner’s knowledge, there are no persons or parties in possession of the Property who have a right of first refusal or option to purchase the Land. To Owner’s knowledge, the rights of parties in possession of the land are as tenants only and are as set forth in Exhibit “B” (the “Rent Roll”), attached hereto and by this reference incorporated herein.

EXHIBIT I

This declaration is made with the intention that Fidelity and its policy issuing agents will rely upon it in issuing their title insurance policies and endorsements. Owner agrees to indemnify Fidelity against loss or damage (including attorneys’ fees, expenses, and costs) incurred by Fidelity as a result of any untrue statement made herein; provided, however, that such indemnity shall not apply to any costs, damages or liabilities caused, directly or indirectly, by the gross negligence or willful misconduct of Fidelity. This Owner’s Declaration will terminate twelve (12) months from the date set forth below.

The undersigned declares under penalty of perjury that the foregoing is true and correct and that this declaration was executed on                                     [date]                              at                              [city and state]                            .

NEW RANCHO, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT I

Exhibit “A” to Owner’s Declaration

Commitment

[to be attached]

EXHIBIT I

Exhibit “B”

Rent Roll

[to be attached]

EXHIBIT I

EXHIBIT J

ESTOPPEL CERTIFICATE

May     , 2006

KSL RLP HOLDINGS, LLC
c/o KSL Capital Partners, LLC
50-905 Avenido Bermudas
La Quinta, California 92253.
Attention: Steven S. Siegel

FIDELITY NATIONAL TITLE COMPANY
3550 Vine Street, Suite 100
Riverside, CA 92507
Attention: Patti Porter

Re: Marriott Rancho Las Palmas Resort & Spa
City of Rancho Mirage, CA

Ladies and Gentlemen:

The certifications set forth herein below are being given in connection with the proposed acquisition of that certain property, currently known as “Marriott’s Rancho Las Palmas Resort & Spa”, more particularly described on Exhibit A attached hereto and made a part hereof (“Property”), pursuant to that certain Purchase and Sale Agreement, dated May     , 2006, by and between New Rancho, L.L.C., a Delaware limited liability company, as seller, and KSL RLP Holdings, LLC, a Delaware limited liability company, as purchaser (the “Purchase and Sale Agreement”).

With reference to that certain document entitled, “Declaration of Covenants, Conditions and Restrictions Rancho Las Palmas Condominiums”, dated January 20, 1976, recorded December 30, 1976, as Instrument No. 202382, in the Official Records of Riverside County, California (“Official Records”), as modified by (a) that certain Supplementary Declaration of Covenants, Conditions and Restrictions Rancho Las Palmas Condominium Phase XV, dated July 26, 1977, and recorded August 11, 1977, as Instrument No. 155480, (b) that certain Supplementary Declaration of Covenants, Conditions and Restrictions Rancho Las Palmas Condominiums Phase XVI, dated July 26, 1977, and recorded August 11, 1977, as Instrument No. 155482, (c) that certain First Amendment To Declaration of Covenants, Conditions and Restrictions of Rancho Las Palmas Condominiums County of Riverside, State of California, dated May 23, 1983, and recorded May 27, 1983, as Instrument No. 105189, (d) that certain Second Amendment To The Declaration of Covenants, Conditions and Restrictions of Rancho Las Palmas Association, Inc., dated April 30, 1996, and recorded August 5, 1996, as

EXHIBIT J

Instrument No. 294142, all in the Official Records (the documents referenced under (a) through (d) are collectively referred to as the “Original Declaration”), and (e) that certain First Restated Declaration of Covenants, Conditions and Restrictions of Rancho Las Palmas Association, Inc., dated May 16, 2003, and recorded June 4, 2003, as Instrument No. 2003-404034, in the Official Records, which document amended and restated the Original Declaration in its entirety (hereinafter, the “Declaration”), the undersigned hereby certifies to Purchaser and Fidelity National Title Insurance Company (the “Title Company”), as follows:

1. The Declaration is in full force and effect and has not been modified, amended or supplemented in any other manner whatsoever, except as is described on Exhibit B attached hereto. If additional matters (other than the Settlement Agreement now listed under Item 1 on Exhibit B), are disclosed on Exhibit B, the undersigned has attached true, complete and accurate copies of documents referenced thereon hereto.

2. The Declaration constitutes the entire agreement among the parties thereto with respect to the Property.

3. The undersigned has not received nor has the undersigned given any notice of any default under the Declaration.

4. All obligations of Seller to be performed or complied with by Seller through the date hereof have been fully performed and complied with, and there exists no default or condition, state of facts or event that, with the passing of time or the giving of notice, or both, would constitute a default by Seller in the performance of its obligations under the Declaration.

5. There is no money owned to us by the Seller under the Declaration, and no right of offset now exists with respect to any monetary obligations that we have thereunder.

6. The undersigned understands and acknowledges that this certificate is delivered to, and shall be relied on by, the Purchaser, in connection with its acquisition of the Property, and the Title Company, in connection with the issuance of title insurance in connection with the subject transaction.

7. The undersigned agrees to execute, upon request, those documents necessary to release all right, title and interest of the undersigned in the exclusive retail, resale and management brokerage rights granted to William Bone under that certain Covenant and Agreement (Resale Office Land), dated August 14, 1981, and recorded September 25, 1981 as Instrument No. 180263, of the Official Record.

Very truly yours,

RANCHO LAS PALMAS ASSOCIATION, INC., a California nonprofit mutual benefit corporation

By:
Name:
Title:

EXHIBIT J

SCHEDULE 1(a)(vi)

CONTRACTS

[Attached]

SCHEDULE 1(a)(vi)

SCHEDULE 1(b)

EXCLUDED ASSETS

EXTERIOR	❖	Marriott branded exterior signage
	❖	Marriott branded directional signage
	❖	DOT signs
	❖	local billboards
	❖	airport signs
	❖	airport phone banks
	❖	hotel van
	❖	parking garage signage

FRONT DESK / LOBBY	❖	any uniforms with Marriott branded logo
	❖	interior graphics
	❖	name tags
	❖	manuals
	❖	registration cards
	❖	folio paper
	❖	pens/note pads
	❖	rebate slips
	❖	key packs
	❖	fax cover pages
	❖	Marriott directories
	❖	Restaurant menus
	❖	voice/mail & wake-up call
	❖	Marriott logos on TV listings (OCV/Lodge net)

GUEST ROOMS	❖	name tags
	❖	guest information guide
	❖	soap/shampoo
	❖	pens/note pads
	❖	evacuation signage
	❖	coasters
	❖	valet bags/dry cleaning slips
	❖	matches
	❖	any Marriott branded stickers (TV remote, balcony latch, etc.)
	❖	telephone face/plate
	❖	provide Marriott representative with copy of the last 90 days of the Lost and Found Log

MISCELLANOUS	❖	meeting room signage
	❖	telephone banks
	❖	restaurant menus
	❖	napkins
	❖	re-program Micros/remove name
	❖	return any Complimentary Night Vouchers (CFRST ONLY)to Marriott Customer Service in Salt Lake City (David Thompson 801-468-4043)

SCHEDULE 1(b)

1)	The following applications (if installed) would remain, but the Marriott data would be removed:

Micros Point Of Sale (Marriott customized programming and interfaces to be removed)

Espresso MoneyMinder

GuestWare Guest Response (vendor needs to assist hotel with re-installing the application)

2)	The following applications and data would be removed:

Marriott PMS

NGS Sales & Catering

GCS Property Card

GCS ScanStation Software

Marriott Learning Journey Multimedia Training System

SFA (Sales Force Automation)

Marrpay Profiles application

Kronos TKC software

InfoWIZ Optical Storage

ChecTec Receipe Software

Employee Appraiser

MS Exchange and Domain Controller Software

File & Print Server

Marriott PC Imaging Server

Marriott Connect VPN

Marriott Secure Dial

3)	Access to the following centralized systems would be removed:

Access to MARSHA Reservations System

Access to Marriott’s Outlook E-Mail System

Access to PeopleSoft Financials System

Access to Labor Management System (LMS)

Access to GCS Folio Viewer

Access to GCS Charge Back Manager

Access to Marrpay Payroll System.

Access to HRMS PeopleSoft System

Access to Marriott Career Management System

Access to the Mercury Accounting Website.

Access to the Unicru eHiring System

Access to ADAMS Engineering centralized data.

Access to any other centralized Marriott systems.

4)	The following applications and data would remain (if installed):

Mintek WinTrack PM

Meeting Matrix

5)	The following equipment belongs to Marriott would be removed:

Marriott MCN Network Communications Equipment

SCHEDULE 1(b)

SCHEDULE 11(a)(viii)

PENDING PROPERTY TAX APPEALS

Seller is in the process of appealing property tax assessments from 2004 and 2005.

SCHEDULE 11(a)(viii)

SCHEDULE 11(a)(ix)

INSURANCE

EMSIG SCHEDULE OF AUTOMOBILES
YEAR	MAKE	VIN	GARAGED	ANNUAL PREMIUM PER VEHICLE
1992	SAAB	0024	Cedarhurst, NY	$2,672
1992	FORD	7865	New York, NY	$4,609
2001	TOYOTA	2884	New York, NY	$3,598
2003	JAGUAR	6594	Locust Valley, NY	$3,335
2003	VOLVO	6179	Cedarhurst, NY	$3,449
2003	JAGUAR	0564	Manhasset, NY	$3,964
2003	HONDA	3509	Fort Lee, NJ	$3,059
2004	BMW	1495	Dix Hills, NY	$3,741

SCHEDULE 11(a)(ix)

RANCHO LAS PALMAS

PROPERTY
Limit of Liability		$350,000,000
Earthquake Sublimit		$15,000,000

Deductible:
$50,000 except 5% of TIV for Earthquake

Participating Insurers
Lexington Ins. Co.
Great Lakes RE
Lloyds
Steadfast Ins. Co.
Federal Ins. Co.

6/29/05 to 6/29/06

DIFFERENCE IN CONDITIONS
(California Earthquake)
Limit of Liability		$10,000,000
	excess of	$15,000,000
Participating Insurers
Empire Indemnity Ins. Co.
Essex Ins. Co.

6/29/05 to 6/29/06

DIFFERENCE IN CONDITIONS
(California Earthquake)
Limit of Liability		$45,000,000
	excess of	$25,000,000
Participating Insurers
Ins. Co. of the West
Great American Ins. Co.
Greenwich Ins. Co.
Traders & Pacific Ins. Co.

SCHEDULE 11(a)(ix)

12/13/05 to 12/13/06

GENERAL LIABILITY

Limit of Liability	$1,000,000

Zurich American Ins. Co.

6/29/05 to 6/29/06

AUTOMOBILE

Limit of Liability	$1,000,000
Physical Damage Deductible $1,000

Zurich American Ins. Co.

6/29/05 to 6/29/06

UMBRELLA LIABILITY
Limit of Liability	$250,000,000

Participating Insurers
Illinois National Ins. Co.
St. Paul Travelers Ins. Co.
Swiss RE
Gerling Ins. Co.
Lexington Ins. Co.
Zurich American Ins. Co.
Ohio Casualty Ins. Co.

6/29/05 to 6/29/06

SCHEDULE 11(a)(ix)

CRIME

Limit of Liability	$5,000,000
$25,000 Deductible

National Union Ins. Co.

6/29/05 to 6/29/06

TERRORISM

Limit of Liability	$100,000,000
$100,000 Deductible

Lexington Ins. Co.

6/29/05 to 6/29/06

ENVIRONMENTAL LIABILITY

Limit of Liability	$10,000,000
$50,000 Deductible

Indian Harbor Ins. Co.

6/29/05 to 6/29/06

SCHEDULE 11(a)(ix)

SCHEDULE 11(a)(x)

CONDEMNATION PROCEEDINGS

None.

SCHEDULE 11(a)(x)

SCHEDULE 11(a)(xi)

ACTIONS OR PROCEEDINGS

None.

SCHEDULE 11(a)(xi)

116